UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

OLIN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105 USA
March 18, 2022
Dear Olin Corporation (Olin) Shareholder:
We cordially invite you to attend our 2022 annual meeting of shareholders (annual meeting) on April 28, 2022.
This booklet includes the notice of the annual meeting and proxy statement, which describe the business we will conduct at the annual meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any presentations for the 2022 annual meeting.
Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares online, by telephone or if you received paper copies of our proxy materials by completing and returning a proxy card in the postage paid envelope provided. Even if you plan on attending the annual meeting in person, we encourage you to vote your shares by submitting your proxy in advance of the annual meeting.
At last year’s annual meeting more than 91% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Scott Sutton
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT We urge you to promptly vote your shares online, by telephone or by completing and returning a proxy card in the postage prepaid envelope.

OLIN CORPORATION
Notice of Annual Meeting of Shareholders

Time:	8:00 a.m. (Central Daylight Time)

Date:	Thursday, April 28, 2022

Place:	Plaza in Clayton Office Tower
190 Carondelet Plaza
Annex Room—16th Floor
Clayton, MO 63105 USA

Purpose:	To consider and act upon the following:
(1)Election of ten directors, all of whom are identified in the proxy statement.
(2) Conduct an advisory vote to approve the compensation for named executive officers.
(3) Ratification of the appointment of the independent registered public accounting firm for 2022.
(4) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 28, 2022.

By Order of our Board of Directors:

Dana C. O’Brien
Secretary

Clayton, Missouri
March 18, 2022

OLIN CORPORATION
PROXY STATEMENT
____________________

i

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OLIN CORPORATION
PROXY STATEMENT
____________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2022
Olin’s Notice of 2022 Annual Meeting of Shareholders and Proxy Statement and 2021 Annual Report on Form 10-K are available at www.proxydocs.com/OLN.

GENERAL QUESTIONS
Why did I receive a notice in the mail regarding the availability of proxy materials instead of printed copies of the proxy materials?
In accordance with rules adopted by the U.S. Securities and Exchange Commission (SEC), we may furnish proxy materials to the shareholders by providing access to these documents online instead of mailing printed copies. Unless you are a participant in the Olin Corporation Contributing Employee Ownership Plan (CEOP), you will not receive printed copies of the materials unless you request them. Instead, we mailed you the notice regarding the availability of proxy materials (notice) (unless you have previously consented to electronic delivery or already requested to receive printed copies), which describes how you may access and review all of the proxy materials online. The notice regarding the availability of proxy materials provides instructions as to how shareholders can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either in person, online, by telephone, or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the notice regarding the availability of proxy materials. Any notices regarding the availability of proxy materials that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are included on the notice regarding the availability of proxy materials.
This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you prefer to receive printed proxy materials via mail or receive an e-mail with links to the electronic materials, please follow the instructions included on the notice regarding the availability of proxy materials.
Why did I receive this proxy statement?
You received this proxy statement because you owned shares of Olin common stock, $1 par value per share, which we sometimes refer to as common stock or shares, at the close of business on February 28, 2022. Olin’s Board of Directors (Board) is asking you to vote at the 2022 annual meeting FOR each of our director nominees identified in Item 1, and FOR Items 2 and 3 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.
When was the notice regarding the availability of proxy materials distributed to shareholders?
We began to distribute the notice regarding the availability of proxy materials to shareholders via mail and email on or about March 18, 2022.
When was this proxy material mailed to shareholders?
We began to mail the proxy statement and form of proxy to shareholders on or about March 18, 2022.
What if I have questions?
If you have questions, please write them down and send them to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA.
What will I be voting on?
You will be voting on:

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(1)the election of ten directors identified in this proxy statement;
(2)an advisory vote to approve the compensation for named executive officers (NEOs);
(3)the ratification of the appointment of KPMG LLP (KPMG) as Olin’s independent registered public accounting firm for 2022; and
(4)any other business properly presented at the annual meeting.
Could other matters be voted on at the annual meeting?
As of March 18, 2022, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons acting as proxies will vote the proxy in accordance with their good faith business judgment as to what is in the best interests of Olin.
How does our Board recommend I vote on the proposals?
Our Board recommends a vote FOR each of the director nominees identified in Item 1, and FOR Items 2 and 3.
What is a broker non-vote?
A broker non-vote occurs when brokers, banks or other nominees holding shares for a beneficial owner have discretionary authority to vote on “routine” matters brought before a shareholder meeting, but the beneficial owner of the shares fails to provide the broker, bank or other nominee with specific instructions on how to vote on any “non-routine” matters brought to a vote at the shareholders meeting.
Brokers, banks and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of KPMG as Olin’s independent registered public accountants. A broker, bank or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include the election of directors and the approval, on a non-binding advisory basis, of the compensation paid to Olin’s NEOs. If you are a shareholder that holds shares through an account with a broker, bank or other nominee, please provide specific voting instructions to your broker, bank or other nominee.
Consequently, if you do not submit any voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may exercise its discretion to vote your shares only on the proposal to ratify the appointment of KPMG. If you do not direct your broker, bank or other nominee as to how your shares should be voted, your shares will constitute broker non-votes on each of the other proposals. Broker non-votes will count for purposes of determining whether a quorum exists, but will not be counted as votes cast with respect to such proposals.
What do I need to do to attend the 2022 annual meeting in person?

Each attendee must bring a valid, government-issued photo ID, such as a driver’s license or passport, and verification of Olin common stock ownership. For a shareholder of record (a shareholder with a stock certificate or who holds shares in an account with our transfer agent, EQ Shareowner Services) or CEOP participant, please bring your notice of the annual meeting or the upper half of your proxy card. If you hold your shares in an account with a broker, bank or other nominee (i.e., your shares are held in street name), please bring the notice or voting instruction form you received from your broker, bank or other nominee. You may also bring your brokerage or bank account statement reflecting your Olin common stock ownership as of February 28, 2022, the record date for voting. If you hold your shares through a broker, bank or other nominee, you will not be permitted to vote at the meeting without obtaining a “legal proxy” from that nominee.

Please note that cameras, sound or video recording equipment, cellular or mobile phones, smartphones and other similar devices, as well as purses, briefcases, backpacks and packages, will not be allowed in the meeting room. No one will be admitted to the meeting once it begins.
How can I obtain directions to be able to attend the annual meeting and vote in person?
You may obtain directions to the Plaza in Clayton Office Tower in Clayton, MO, USA by calling 1-314-290-5039 or online at http://theplazainclayton.axisportal.com/Directions.axis.

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VOTING
Who can vote?
All shareholders of record at the close of business on February 28, 2022, are entitled to vote at the annual meeting.
How many votes can be cast by all shareholders?
At the close of business on February 28, 2022, the record date for voting, we had 154,208,652 outstanding shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such outstanding shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held in street name (broker shares) that are voted on any matter will be included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.
How do I vote if I am not the shareholder of record?
If you are not the shareholder of record but hold shares through an account with a broker, bank or other nominee, the broker, bank or other nominee may have special voting instructions that you should follow. Please see the materials sent to you by your broker, bank or other nominee for information on how to vote your shares.
How do I vote if I am the shareholder of record?
You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:
•Vote online:
•Access the website listed in the proxy materials you received.
•Have the notice regarding the availability of proxy materials and/or your proxy card in hand.
•Follow the instructions provided on the website.
•Submit the electronic proxy before the required deadline (April 25, 2022 at 11:59 p.m. Eastern Time for CEOP participants and April 27, 2022 at 11:59 p.m. Eastern Time for shareholders).
•Vote by telephone:
•Call the numbers listed in the proxy materials you received.
•Have the notice regarding the availability of proxy materials and/or your proxy card in hand.
•Follow and comply with the recorded instructions by the applicable deadline (April 25, 2022 at 11:59 p.m. Eastern Time for CEOP participants and April 27, 2022 at 11:59 p.m. Eastern Time for shareholders).
•Vote by proxy card:
•Complete all of the required information on the proxy card.
•Sign and date the proxy card.
•Return the proxy card in the postage paid envelope provided. We must receive the proxy card no later than April 25, 2022 for CEOP participants or no later than April 27, 2022 for shareholders, for your vote to be counted.
If you vote in a timely manner online or by telephone, you do not have to return the proxy card for your vote to count.

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If you want to vote in person at the 2022 annual meeting, and you own Olin common stock in an account with a broker, bank or other nominee, you must obtain a legal proxy from that party in their capacity as owner of record for your shares and bring the legal proxy to the 2022 annual meeting.
Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021?
You may access an electronic, searchable copy of the 2022 Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021, at www.proxydocs.com/OLN.
How are votes counted?
If you specifically mark the proxy card (or vote online or by telephone) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you sign and submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted FOR the election of our director nominees named in Item 1, and FOR Items 2 and 3 listed in this proxy statement. If you submit a proxy card marked “abstain” on any item, your shares will not be voted on that item so marked and your vote will not be included in determining the number of votes cast on that matter. Broker shares that are not voted in the election of director nominees in Item 1 or on Items 2 and 3 will not be included in determining the number of votes cast on those matters.
As of the date of this proxy statement, our Board knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the persons acting as proxies to whom you are granting your proxy to vote in accordance with their good faith business judgment as to what is in the best interests of Olin on such matters.
EQ Shareowner Services tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent.
Can I change my vote?
Yes. Whether you vote online, by telephone or submit a proxy card with your voting instructions, you may revoke or change your vote by:
•casting a new vote online or by telephone;
•submitting another written proxy with a later date;
•sending a written notice of the change in your voting instructions to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA if received no later than April 25, 2022 for CEOP participants or no later than April 27, 2022 for shareholders; or
•revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.
When are the votes due?
Proxies submitted by shareholders online or by telephone will be counted in the vote only if they are received no later than April 27, 2022 by 11:59 p.m. Eastern Time. Shares voted using a proxy card will be counted in the vote only if we receive your proxy card no later than April 27, 2022. Proxies submitted by CEOP participants will be counted in the vote only if they are received by mail, online or by telephone no later than April 25, 2022 by 11:59 p.m. Eastern Time.
How do I vote my shares held in the Olin Contributing Employee Ownership Plan?
On February 28, 2022, our CEOP held 1,950,277 shares of our common stock. Voya Institutional Trust Company serves as the Trustee of our CEOP. If you are a CEOP participant, you may instruct our CEOP Trustee on how to vote shares of common stock credited to your CEOP account on the items of business listed on the proxy card by voting online, by telephone or by indicating your instructions on your proxy card and returning the proxy card in the postage paid envelope provided. The Trustee will vote shares of common stock held in our CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions. In order for your instructions to be counted by the Trustee, your vote must be received by the Trustee no later than April 25, 2022.

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How do I vote my shares held in the Automatic Dividend Reinvestment Plan?
EQ Shareowner Services is our registrar and transfer agent and administers our Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, EQ Shareowner Services will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make online or by telephone if received no later than April 27, 2022 at 11:59 p.m. Eastern Time. If you do not submit a proxy card for your shares of record or vote online or by telephone, EQ Shareowner Services will not vote your dividend reinvestment shares.
MISCELLANEOUS
Can I contact Board members directly?
Our Audit Committee has established the following methods for shareholders or other interested parties to communicate directly with our Board and/or its members.
•Mail—Letters may be addressed to our Board or to an individual Board member as follows:
The Olin Board or (Name of the director)
c/o Office of the Secretary
Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, MO 63105 USA
•E-mail—You may send an e-mail message to Olin’s Board at the following address: odirectors@olin.com. In addition, you may send an e-mail message to an individual Board member by addressing the e-mail using the first initial of the director’s first name combined with his or her last name in front of @olin.com.
•Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Olin Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Olin Help-Line can be reached by dialing toll-free 800-362-8348. Callers outside the United States and Canada can find toll-free numbers for several countries available under “Dialing Options” at www.OlinHelp.com or can reach the Olin Help-Line by calling the United States collect at 770-810-1127.
Who pays for this proxy solicitation?
Olin will pay the entire expense of this proxy solicitation.
Who solicits the proxies and what is the cost of this proxy solicitation?
Our Board is soliciting the proxies on behalf of Olin. Olin will reimburse brokers, banks and other nominees for their expenses in forwarding proxy solicitation materials to holders.
How will the proxies be solicited?
Our directors, officers and employees may solicit proxies by personal interview, e-mail, mail and telephone, and we will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares.
How can I submit a shareholder proposal at the 2023 annual meeting?
If you want to present a proposal to be considered for inclusion in the proxy statement for the 2023 annual meeting, you must comply with SEC Rule 14a-8 and deliver your proposal in writing to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than November 18, 2022. You must then present your proposal in person at the 2023 annual meeting.
If you want to present a proposal for consideration at the 2023 annual meeting without including your proposal in the proxy statement, pursuant to our Bylaws you must deliver a written notice (containing the information required by

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Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than January 28, 2023. You must also present your proposal in person at the 2023 annual meeting.
How can I recommend a director for the slate of candidates to be nominated by Olin’s Board for election at the 2023 annual meeting?
You can suggest that our Directors and Corporate Governance Committee consider a person for inclusion in the slate of candidates to be proposed by our Board for election at the 2023 annual meeting. A shareholder can recommend a person by delivering written notice to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than October 19, 2022. The notice must include the information described under the heading “What Is Olin’s Director Nomination Process?” on page 20, and must be sent to the address indicated under that heading. Our Board is not required to include such nominee in our proxy statement.
How can I directly nominate a director for election to the Board at the 2023 annual meeting?
According to Olin’s Bylaws, if you are a shareholder you may directly nominate an individual for election to our Board if you deliver a written notice of the nomination to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than January 28, 2023. Your notice must include:
•your name and address;
•the name and address of the person you are nominating;
•a statement that you are entitled to vote at the 2023 annual meeting (stating the class and number of shares you hold of record) and intend to appear at the 2023 annual meeting in person, or by proxy, to make the nomination;
•a description of arrangements or understandings between you and the nominee or any other persons (and naming any such other persons), if any, pursuant to which you are making the nomination;
•such other information about the nominee as would be required in a proxy statement filed under the SEC proxy rules; and
•the written consent of the nominee to actually serve as a director, if elected.
Although a shareholder may directly nominate an individual for election as a director, our Board is not required to include such nominee in our proxy statement.
How can I obtain shareholder information?
Shareholders may contact EQ Shareowner Services, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100 USA
Telephone: 800-401-1957
Online: www.shareowneronline.com, click on “contact us.”
Shareholders can sign up for online account access through EQ Shareowner Services for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to www.shareowneronline.com where step-by-step instructions will prompt you through enrollment or you may call 800-401-1957 from the United States or 651-450-4064 from outside the United States for customer service.
How do you handle proxy materials for shareholders in the same household?
We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, Olin or your broker may discontinue mailings of multiple copies. If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of

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availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA.
CERTAIN BENEFICIAL OWNERS
Except as listed below, to our knowledge, no person beneficially owned more than 5% of our common stock as of February 28, 2022. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 154,208,652 shares of our common stock outstanding on February 28, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR LLC	16,162,312 (a)	10.5%
245 Summer Street
Boston, MA 02210

The Vanguard Group, Inc.	15,813,246 (b)	10.3%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	15,323,711 (c)	9.9%
55 East 52nd Street
New York, NY 10055

Sachem Head Capital Management LP	11,963,160 (d)	7.8%
250 West 55th Street, 34th Floor
New York, NY 10019
____________________
(a)Based on Amendment No. 6 to a Schedule 13G filed February 8, 2022, as of December 31, 2021, FMR LLC and Abigail P. Johnson had sole dispositive power over all of the shares reported and sole voting power over 1,917,716 of such shares. Reported ownership includes shares held by subsidiaries listed in the filing.
(b)Based on Amendment No. 10 to a Schedule 13G filed February 10, 2022, as of January 31, 2022, The Vanguard Group, Inc. had sole voting power over 0 shares, sole dispositive power over 15,614,881 shares, shared dispositive power over 198,365 and shared voting power over 85,240 shares.
(c)Based on Amendment No. 14 to a Schedule 13G filed February 7, 2022, as of December 31, 2021, BlackRock, Inc. had sole dispositive power over all of the shares reported and sole voting power over 15,039,359 of such shares. Reported ownership includes shares held by subsidiaries listed in the filing.
(d)Based on Amendment No. 3 to a Schedule 13D filed September 2, 2021, as of that date, Sachem Head Capital Management LP had shared voting and dispositive powers over all of the shares reported with Uncas GP LLC and Scott D. Ferguson. Sachem Head GP LLC had shared voting and dispositive powers over 6,200,000 of such shares.

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ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS
Who are the individuals nominated by our Board to serve as directors?
Our Board is declassified and each director nominee will be elected annually for a one-year term ending at the next annual meeting (in this case, the 2023 annual meeting). Virginia law and Olin’s Bylaws require that any director elected by our Board (rather than by our shareholders) serve only until the earlier of the next election of directors by the shareholders (in this case, the 2022 annual meeting) and until his or her successor is elected or until his or her earlier death, resignation or removal. Following Olin’s 2021 annual meeting, three directors resigned from Olin’s Board (Gray G. Benoist, W. Barnes Hauptfuhrer, and John M.B. O’Connor) and two individuals were elected by our Board as directors (Matthew S. Darnall and W. Anthony Will). Mr. Darnall and Mr. Will are being nominated for election by our shareholders at the 2022 annual meeting.

On February 29, 2020, Olin entered into a Cooperation Agreement (Cooperation Agreement) with Sachem Head Capital Management LP (Sachem Head) pursuant to which Olin’s Board elected Scott D. Ferguson and W. Barnes Hauptfuhrer (together with Mr. Ferguson, the Sachem Head Designees) to Olin’s Board, effective February 29, 2020. Pursuant to the Cooperation Agreement, the Sachem Head Designees were also included as part of Olin’s slate of nominees for election to Olin’s Board at our 2020 annual meeting. Under the terms of the Cooperation Agreement, Mr. Hauptfuhrer served as a member of our Directors and Corporate Governance Committee until his resignation from Olin’s Board on September 27, 2021, and Mr. Ferguson has been serving as a member of our Compensation Committee. Mr. Ferguson and Mr. Hauptfuhrer both served on our Operating Improvement Committee until it was dissolved by Olin’s Board effective July 22, 2021. The Cooperation Agreement also included customary voting and standstill provisions.

On October 1, 2020, Olin and Sachem Head entered into an Amendment to the Cooperation Agreement (Amendment) to amend certain provisions of the Cooperation Agreement, including by extending the term by approximately one year. The Cooperation Agreement, as amended, expired by its terms on November 23, 2021, with certain obligations ending on that date, such as the voting and standstill provisions. Other obligations remain in effect until our 2022 annual meeting, including the size of Olin’s Board not exceeding 13 directors.

The Sachem Head Designees have been eligible to receive the same director compensation that Olin provides to its non-employee directors as described in this proxy statement during their tenure on our Board.

The foregoing is a summary of various provisions of the Cooperation Agreement and Amendment. The full terms and conditions of the Cooperation Agreement and Amendment are available in our Current Reports on Form 8-K that we filed with the SEC on March 2, 2020 and October 2, 2020.

Our Board has nominated Heidi S. Alderman, Beverley A. Babcock, C. Robert Bunch, Matthew S. Darnall, Scott D. Ferguson, Earl L. Shipp, Scott M. Sutton, William H. Weideman, W. Anthony Will and Carol A. Williams as directors with one-year terms expiring at our 2023 annual meeting.

Our Board expects that all of the nominees recommended by it will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by our Board, unless our Board reduces the number of directors.
Our Board recommends a vote FOR the election of Heidi S. Alderman, Beverley A. Babcock, C. Robert Bunch, Matthew S. Darnall, Scott D. Ferguson, Earl L. Shipp, Scott M. Sutton, William H. Weideman, W. Anthony Will and Carol A. Williams as directors.
How many votes are required to elect a director?
A nominee will be elected as a director by a majority of the votes cast. A majority of the votes cast means that the number of votes FOR a nominee must exceed the number of votes AGAINST that nominee. Abstentions and broker shares that are not voted in the election of directors (broker non-votes) will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors.

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Director Nominee Composition, Skills and Experience Matrix
Our Directors and Corporate Governance Committee, and our full Board, periodically review the experience and skills that they believe are desirable to be represented on our Board in the context of the current Board composition, and that otherwise align with our businesses and operations. Below is a summary of the composition of our director nominees (who have an average tenure on Olin’s Board of 4.6 years), followed by a summary of the significant experience and skills possessed by our director nominees.

Limited skill / experience	Some skill / experience	Very skilled / experienced

Senior Leadership Experience (CEO, President or other C-Suite Role)	20%	80%
Significant experience leading and operating in large, complex businesses, including developing, implementing and assessing business plans and strategies

Global Business Experience	10%	20%	70%
Significant experience developing and managing business in markets around the World and/or as part of a global business leadership team

Financial Experience	30%	70%
Significant experience making capital decisions, reviewing and analyzing financial information and reports, understanding financial markets and investment decision-making

Risk Management Experience	10%	60%	30%
Significant experience identifying, prioritizing and managing risks, including strategic, operational, compliance, cyber-security, and environmental, health and safety

Corporate Governance / Public Company Experience	10%	30%	60%
Significant experience with corporate governance planning, management accountability, ESG implementation, reporting obligations and regulatory compliance

Operations / Technology Experience	30%	30%	40%
Significant experience in complex manufacturing, engineering, logistics and/or chemical operations, EHS requirements, driving productivity initiatives and information technology solutions

Commodity / Cyclical Business Experience	20%	20%	60%
Significant experience in managing commodity or cyclical businesses

Marketing / Sales Experience	40%	60%
Significant experience enhancing sales into existing markets and developing new markets and products

Corporate Development / Strategic Planning Experience	60%	40%
Significant experience with implementing and reviewing strategic plans and processes, including acquisitions, divestitures, joint ventures and other opportunities

Human Capital / Executive Compensation / Talent Management Experience	50%	50%
Significant experience with executive development, performance and compensation planning and analysis, human capital management and ESG social elements

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Business Experience of Nominees

Set forth on the following pages are descriptions of the business experience of each director nominee, including a brief summary of the specific experience, qualifications, attributes and skills that led our Board to conclude that these individuals should serve as our directors. Ages are reflected as of the date of our annual meeting (April 28, 2022).
NOMINEES FOR ONE YEAR TERMS EXPIRING IN 2023

Heidi S. Alderman
Director Since: August 2019
Independent
Age: 62

•Olin Committees: Member of the Compensation Committee and Directors and Corporate Governance Committee
•Former Senior Vice President of BASF Corporation in Intermediates, North American Petrochemicals, and North American Procurement
•Director of ChampionX Corporation

Ms. Alderman brings significant chemical industry expertise and global business management experience to Olin’s Board.

Ms. Alderman retired in August 2019 as Senior Vice President, Intermediates of BASF Corporation, a global chemical manufacturing company, a position she held since 2016.

Over a nearly 15-year career at BASF, Ms. Alderman previously held the positions of Senior Vice President, North American Petrochemicals from 2011 to 2016, Senior Vice President, North American Procurement from 2008 to 2011, Vice President, Functional Polymers from 2005 to 2008, and Business Director, Polymers from 2003 to 2005. She also served in various positions in business, operations, research, procurement, product and marketing management at Air Products and Chemicals Inc. from 1995 to 2002 and at Rohm and Haas Company from 1981 to 1995.

Ms. Alderman serves on the Board of Directors and Compensation Committee of ChampionX Corporation.

Ms. Alderman earned a bachelor’s degree in chemical engineering from Stevens Institute of Technology, a master’s degree in chemical engineering from Drexel University and completed the University of Pennsylvania Wharton Management Program in business administration.

Beverley A. Babcock
Director Since: June 2019
Independent
Age: 61

•Olin Committees: Chair of the Audit Committee; Member of the Executive Committee
•‘Audit Committee Financial Expert’ under applicable SEC rules
•Former Chief Financial Officer and Senior Vice President, Finance and Administration and Controller of Imperial Oil Limited
•Former Assistant Controller and Vice President, Corporate Financial Services of ExxonMobil Corporation
•Former Member of NYSE Listed Company Advisory Board
•Member of the Chartered Professional Accountants of Canada
Ms. Babcock brings a combination of extensive global financial, accounting and treasury management expertise, and relevant industry experience to the Olin’s Board.

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Ms. Babcock retired in May 2018 as Chief Financial Officer and Senior Vice President, Finance and Administration and Controller of Imperial Oil Limited, a publicly-held Canadian petroleum company with 69.6% ownership by ExxonMobil Corporation, a position she held since September 2015. Prior to that, Ms. Babcock served as Vice President, Corporate Financial Services from 2013 to 2015, Assistant Controller, Corporate Accounting Services from 2011 to 2013, and in various other senior leadership positions from 1998 to 2013, all at ExxonMobil Corporation. Earlier in her career, she was an Auditor of Clarkson Gordon, which became part of Ernst & Young. Ms. Babcock is a former member of the NYSE Listed Company Advisory Board and is a member of the Chartered Professional Accountants of Canada.

Ms. Babcock serves on the Board of Directors of Forté Foundation.

Ms. Babcock earned a bachelor’s degree from Queen’s University and a master’s degree in business administration from McMaster University.

C. Robert Bunch
Director Since: December 2005
Independent
Age: 67
•Olin Committees: Chair of the Compensation Committee; Member of the Executive Committee
•Former Chairman of the Board and Chief Executive Officer of Global Tubing
•Former Chairman, President and Chief Executive Officer of Maverick Tube Corporation
Mr. Bunch brings extensive company governance, executive leadership, and business strategy experience to Olin’s Board.

Mr. Bunch served as Chairman of the Board and Chief Executive Officer of Global Tubing, LLC, a privately held company which manufactured and sold coiled tubing and related products and services to the energy industry, from May 2007 until June 2013. He served as President and CEO from October 2004 until October 2006, and in January 2005, he became Chairman of Maverick Tube Corporation, a producer of welded tubular steel products used in energy and industrial applications. He began his career in 1999 as Vice President and Chief Administrative Officer at Input/Output, where he later became President and Chief Operating Officer from 2002 to 2003. He was also an independent oil service consultant.

Mr. Bunch serves on the Board of Trustees of Awty International School. He served on the Board of Directors of Pioneer Drilling Company from May 2004 until August 2008.

Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston.

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Matthew S. Darnall
Director Since: September 2021
Independent
Age: 59

•Olin Committees: Audit Committee and Directors and Corporate Governance Committee
•Former Managing Director, Industrials Group of The Goldman Sachs Group, Inc.

Mr. Darnall brings significant investment banker expertise and merger and acquisitions, capital structure and allocation and corporate structure and reorganization experience to Olin’s Board of Directors.

Mr. Darnall retired in July 2021 from his position as Managing Director, Industrials Group of The Goldman Sachs Group, Inc. (a financial institution), a position he held since 2003. Over a 36-year career at The Goldman Sachs Group, Mr. Darnall advised companies on corporate financial matters and mergers transactions within the Communications, Media and Entertainment Group from 1994 to 2003; Energy and Power Group from 1990 to 1994; Midwest Regional Coverage Group from 1988 to 1990 and as an Analyst in the Mergers and Acquisitions Group from 1985 to 1988.

Mr. Darnall earned a bachelor’s degree in economics from DePauw University and a master’s degree in business administration from the University of Chicago.

Scott D. Ferguson
Director Since: February 2020
Independent
Age: 47
•Olin Committees: Member of the Compensation Committee
•Founder and Managing Partner of Sachem Head Capital Management LP
•Director of Elanco Animal Health, Inc.
•Former Director of Autodesk, Inc.

Mr. Ferguson brings substantial financial, investment strategy, and corporate governance experience to the Olin Board of Directors.

Mr. Ferguson is the founder and managing partner of Sachem Head Capital Management LP, a value-oriented investment management firm based in New York which he started in 2012. Prior to starting Sachem Head, he spent nine years at Pershing Square Capital Management, which he joined pre-launch as the firm’s first investment professional. Prior to Pershing Square, Mr. Ferguson earned an M.B.A. from Harvard Business School in 2003 and was a vice president at American Industrial Partners, an operations focused private equity firm, from 1999 to 2001. Mr. Ferguson was also a business analyst at McKinsey & Company from 1996 to 1999.

Mr. Ferguson currently serves on the Board of Directors of Elanco Animal Health, Inc. and the Henry Street Settlement and is also a member of the Robin Hood Leadership Council. He is a former director of Autodesk, Inc.

Mr. Ferguson graduated from Stanford University with an A.B. in Public Policy in 1996.

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Earl L. Shipp
Director Since: October 2017
Independent
Age: 64

•Olin Committees: Member of the Audit Committee
•Former Vice President, US Gulf Coast Operations of The Dow Chemical Company
•Former President, Dow Africa and Former President, Basic Chemicals Group of Dow
•Director of National Grid plc and Great Lakes Dredge & Dock Co.

Mr. Shipp brings substantial chemical industry expertise, and manufacturing, engineering and operations management experience to Olin’s Board.

Mr. Shipp retired in September 2017 as Vice President, US Gulf Coast Operations of The Dow Chemical Company, a diversified chemical manufacturing company, a position he held since November 2010. Prior to that, he served as President of Dow Africa from June 2009 to October 2010 and as President of Basic Chemicals Group at Dow from May 2007 to May 2009. During his 36-year history at Dow, he held a variety of leadership and engineering roles, including appointments as Site Director of Louisiana Operations and Global Operations Director for Propylene Oxide/Propylene Glycol, Business Director for Propylene Oxide/Propylene Glycol, Business Vice President for Oxides and Glycols, and Business Vice President—Ethylene Oxide and Ethylene Glycol and President—India, Middle East and Africa Region.

Mr. Shipp serves on the Board of Directors of National Grid plc, and is chair of its Board’s Safety & Sustainability Committee and a member of its Board’s People & Governance Committee. He also serves on the Board of Directors of Great Lakes Dredge & Dock Co. and is a member of that Board’s Audit Committee. Mr. Shipp also is on the Board of Directors of various not-for-profit organizations, including CHI St. Luke’s Health - Texas Division and The Economic Development Alliance of Brazoria County, Texas.

Mr. Shipp earned a bachelor’s degree in chemical engineering from Wayne State University and completed the executive education program at Indiana State University School of Business.

Scott M. Sutton
Director Since: September 2018
Chairman, President and Chief Executive Officer
Age: 57
•Olin Committees: Chair of the Executive Committee
•President and Chief Executive Officer of Olin Corporation
•Former Chief Executive Officer and Director of Prince International Corporation
•Former Chief Operating Officer at Celanese Corporation
•Former President and General Manager of AgroSolutions at Chemtura Corporation

Mr. Sutton brings extensive experience in operations, engineering, manufacturing, finance, sales, marketing and management of complex businesses with worldwide operations to Olin’s Board.

Mr. Sutton became Chairman, President and Chief Executive Officer of Olin Corporation on April 22, 2021, after serving as Olin’s President and Chief Executive Officer since September 2020. From December 2019 to July 2020, he served as Chief Executive Officer and a member of the Board of Directors of Prince International Corporation, a privately held specialty chemicals company. From August 2013 to February 2019, he served in a variety of roles of increasing responsibility at Celanese Corporation, a global chemical and specialty materials company, including Chief Operating Officer, Executive Vice President and President, Materials Solutions, and Vice President and General Manager, Engineered Materials. Earlier in his career, Mr. Sutton served as President and General Manager of Chemtura Corporation’s AgroSolutions business, business manager for Landmark Structures and a division vice president for Albemarle Corporation.

Mr. Sutton earned a bachelor’s degree in civil engineering from Louisiana State University and is a registered professional engineer in Texas.

William H. Weideman
Director Since: October 2015
Independent
Age: 67

•Olin Committees: Lead Director; Member of the Audit Committee Executive Committee
•‘Audit Committee Financial Expert’ under applicable SEC rules
•Former Chief Financial Officer and Executive Vice President of The Dow Chemical Company
•Former Director of Dow Chemical Employees’ Credit Union, Mid-Michigan Medical Center and Sadara Chemical Company
Mr. Weideman brings valuable financial, audit, and business administration expertise to Olin’s Board, as well as extensive knowledge of the businesses Olin acquired from The Dow Chemical Company.

Mr. Weideman retired in January 2015 as Chief Financial Officer and Executive Vice President of The Dow Chemical Company, a diversified chemical manufacturing company, a position he held since March 2010. Prior to that, Mr. Weideman served as an Interim Chief Financial Officer from November 2009 to March 2010, and Executive Vice President of Finance, Dow Agrosciences & Corporate Strategic Development from April 2010 to September 2012, all at Dow. He joined Dow in 1976 as a Cost Accountant in Midland, Michigan and held a variety of accounting and controller roles for different Dow businesses.

Mr. Weideman served on the Board of Directors of Mid-Michigan Medical Center and on the Board of Trustees for Central Michigan University through December 31, 2020. From October 30, 2011 through December 2015, he served on the Board of Directors of Sadara Chemical Company, a joint venture between Saudi Aramco and Dow. From August 30, 2000 through December 2015, he was on the Board of Directors of the Dow Chemical Employees’ Credit Union.

Mr. Weideman earned a bachelor’s degree in business administration and accounting from Central Michigan University.

W. Anthony Will
Director Since: September 2021
Independent
Age: 56

•Olin Committees: Compensation Committee and Directors and Corporate
           Governance Committee
•President and Chief Executive Officer and Director of CF Industries Holdings Inc.

Mr. Will brings significant public company chief executive officer, operations and corporate development expertise and risk management, accounting and finance and human capital management experience to Olin’s Board of Directors.

Mr. Will serves as President and Chief Executive Officer and a member of the Board of Directors of CF Industries Holdings Inc. (a leading global manufacturer of hydrogen and nitrogen products), positions he has held since January 2014. Prior to that, he served as Senior Vice President, Manufacturing and Distribution from January 2012 to January 2014; Vice President, Manufacturing and Distribution from March 2009 to December 2011 and Vice President, Corporate Development from April 2007 to March 2009. Mr. Will served in comparable officer positions with Terra Nitrogen GP Inc. (an indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P. until purchased by CF Industries in April 2018) and as a member of its board of directors from June 2010 until February 2016 and as chairman of the Board from January 2014 to February 2016. Earlier in his career, Mr. Will served as a partner at Accenture Ltd., vice president, business development at Sears, Roebuck and Company, consultant for Egon Zehnder International, vice president, strategy and corporate development at Fort James Corporation, manager at Boston Consulting Group and group leader at Motorola Solutions, Inc.

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Mr. Will earned a bachelor’s degree in electrical engineering from Iowa State University and a master’s degree in business administration from Northwestern University.

Carol A. Williams
Director Since: October 2015
Independent
Age: 63
•Olin Committees: Chair of the Directors and Corporate Governance Committee
•Former Executive Vice President, Manufacturing and Engineering, Supply Chain and Environmental, Health & Safety Operations of The Dow Chemical Company
•Former Vice President, Chlor-alkali Assets Business of Dow, and Senior Vice President of Basic Chemicals
•Director of Owens-Illinois Inc.

Ms. Williams brings extensive management expertise in manufacturing, purchasing and supply chain operations, substantial experience in research and development, and comprehensive knowledge of the chlor-alkali and general chemicals industry to Olin’s Board.

Ms. Williams retired in 2015 as Special Advisor to the Chief Executive Officer of The Dow Chemical Company, a diversified chemical manufacturing company, a position she held since January 2015. Prior to this, she served as Dow’s Executive Vice President of Manufacturing and Engineering from September 2011 to December 2014, adding responsibility for Supply Chain and Environmental, Health & Safety Operations in 2012, President of Chemicals & Energy from August 2010 to August 2011, and Senior Vice President of Basic Chemicals from January 2009 to July 2010, all at Dow. During Ms. Williams’ 34-year history at Dow, she assumed increasingly more significant management positions in research and development before becoming operations leader and then Vice President for the global chlor-alkali assets business.

Ms. Williams joined the Board of Directors of Owens-Illinois, Inc. in May 2014 and currently serves on its Nominating/Corporate Governance Committee and Compensation and Talent Management Committee. She served as its Independent Board Chair from 2015 to 2021. Ms. Williams is a member of the Engineering Advisory Board and Energy Futures Institute Presidential Consultation Committee for Carnegie Mellon University. She was on the Board of Directors of Zep, Inc. from 2012 through June 2015.

Ms. Williams earned a bachelor’s degree in chemical engineering from Carnegie Mellon University.

CORPORATE GOVERNANCE MATTERS

How Many Meetings Did Board Members Attend?
During 2021, our Board held seven meetings. As part of each regularly scheduled Board meeting except the October 2021 Board meeting, the non-employee directors met in executive session. All directors attended 100% of the 2021 meetings of our Board and Board Committees on which they served while members of our Board in 2021. In addition, during their entire period of service, each director attended over 91% of the meetings of our Board and Board Committees on which he or she served. We have a policy requiring directors to attend each annual meeting, absent serious extenuating circumstances. All of our non-employee directors who were members of our Board at the time of our April 22, 2021 annual meeting participated in our 2021 annual meeting by telephone.

Which Board Members Are Independent?
Our Board has determined that all of its members, except John E. Fischer (who retired from our Board on April 22, 2021) and Scott M. Sutton, are independent, or were independent while serving on our Board during 2021, in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, our Board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. Our Board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In

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assessing the materiality of a director’s relationship to Olin, our Board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. Our Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our Board has adopted criteria for the types of de minimis transactions that do not warrant Board consideration when making director independence determinations. Our Board has concluded that the following transactions do not impair a director’s independence, and are not considered by our Board in its determination of director independence:
•our match of up to $5,000 in charitable contributions made by directors under our 50% matching contribution program, which was available to all Olin employees during 2021; and
•any transaction or series of transactions between Olin (or its subsidiaries) and a director (or an organization in which he/she serves as a director, partner, shareholder or officer) for the purchase or sale of products or services that (i) involve less than $50,000 in the aggregate in any 12-month period and (ii) have the same pricing and other terms and conditions as transactions with unrelated and similarly situated customers or suppliers.
Except as provided below, during 2021, none of our current or former non-employee directors had any relationship or transaction other than those which are permitted under the de minimis criteria described above.
On February 29, 2020, we entered into the Cooperation Agreement with Sachem Head, which was subsequently amended pursuant to the Amendment that we entered into on October 1, 2020. These agreements are described under the heading “ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS—Who are the individuals nominated by our Board to serve as directors?” on page 8. One of our directors, Mr. Ferguson, is the founder and managing partner of Sachem Head and Olin’s Board agreed that, pursuant to the Cooperation Agreement, as amended, it would include Mr. Ferguson and Mr. Hauptfuhrer in the slate of director nominees recommended by our Board for election at the 2020 annual meeting and 2021 annual meeting. Mr. Hauptfuhrer resigned from our Board on September 27, 2021. The Cooperation Agreement, as amended, expired by its terms on November 23, 2021. Our Board determined that the Cooperation Agreement, as amended, does not impair the independence of Mr. Ferguson or former director Mr. Hauptfuhrer in accordance with the applicable NYSE listing standards and provisions of Olin’s Principles of Corporate Governance.
In 2021, we purchased approximately $4,740,653 of energy-related services from National Grid US, a subsidiary of National Grid plc. One of our directors, Earl Shipp, is a member of the Board of Directors of National Grid plc, chair of such Board’s Safety & Sustainability Committee and is a member of such Board’s People & Governance Committee. Our Board determined that Mr. Shipp had no material interest in these transactions, and they did not impair Mr. Shipp’s independence because the transactions were made on customary terms and conditions and amounted to less than .03% of National Grid plc’s consolidated revenue for the fiscal year ended March 31, 2021 and .05 % of Olin’s total 2021 sales.
In 2021, we paid Goldman Sachs $250,000 under an advisor agreement and it received $93,425 in commissions associated with Olin stock repurchases under a 10b5-1 agreement. One of our directors, Matthew Darnall, retired from The Goldman Sachs Group, Inc. in July 2021 prior to joining our Board in September 2021. Our Board determined that Mr. Darnall had no material interest in these transactions, and they did not impair his independence. The Board based its decision on the facts that Mr. Darnall did not provide any services under the advisor agreement or 10b5-1 agreement in 2021, his compensation was not dependent upon or impacted by any specific services provided under such agreements, the transactions were made on customary terms and conditions and amounted to less than .0006% of Goldman Sach’s 2021 reported net revenue and .004% of Olin’s total 2021 sales.
In 2021, we sold a gross aggregate of approximately $517,743 of chlor alkali products to CF Industries Holdings. One of our directors, Anthony Will, is the President and Chief Executive Officer and a member of the Board of Directors of CF Industries Holdings. Our Board determined that Mr. Will had no material interest in these sales transactions and they did not impair Mr. Will’s independence. The Board based its decision on the facts that the business relationship preceded Mr. Will joining our Board and remained consistent with prior years, the transactions were made on customary terms and conditions, and amounted to less than .008% of CF Industries Holdings total 2021 net sales and .006% of Olin’s total 2021 sales.
In 2021, we sold a gross aggregate of approximately $1,667,842 of epoxy products to ChampionX Corporation. One of our directors, Heidi Alderman, is a member of the Board of Directors of ChampionX Corporation and is a member of its Board’s Compensation Committee. Our Board determined that Ms. Alderman had no material interest in these transactions, and they did not impair Ms. Alderman’s independence because the transactions were made on customary

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terms and conditions and amounted to less than .05% of ChampionX Corporation’s 2021 total consolidated gross revenue and .02% of Olin’s total 2021 sales.

Does Olin Have Corporate Governance Guidelines and a Code of Conduct?
Our Board has adopted Principles of Corporate Governance and a Code of Conduct. Our Code of Conduct applies to our directors and all of our employees, including our chief executive officer (CEO), chief financial officer (CFO) and principal accounting officer/controller. We discuss certain provisions of these documents in more detail under the heading “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”
Each of our three major standing Board Committees (Audit, Compensation, and Directors and Corporate Governance) acts under a written charter adopted by our Board. Our Committee charters can be viewed on our website at www.olin.com/investors/leadership-governance/committees. Our Principles of Corporate Governance and Code of Conduct can all be viewed on our website at www.olin.com/investors/leadership-governance/governance-documents. In addition, we will disclose on that website any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our CEO, CFO, principal accounting officer/controller or other employees performing similar functions.

Does Olin Prohibit Hedging and Pledging of Its Stock by Insiders?
Our insider trading policy prohibits our directors and executive officers from engaging in any hedging or pledging transactions in our securities. Our policy does not specifically permit any type of hedging transaction, but instead imposes a broad prohibition of any “hedging or monetization transactions” if the director or executive officer “continues to own the underlying security without all the risks and rewards of ownership.” Our prohibition on pledging of our securities is similarly broad, and prohibits all pledges of our securities, whether as part of a hedging transaction or a loan transaction.
As of February 28, 2022, no shares of our common stock were pledged by any director or executive officer.

Do Olin’s Board and Committees Conduct Evaluations?
As required by NYSE rules, Olin’s Board as well as its Audit, Compensation, and Directors and Corporate Governance Committees each conduct an annual performance evaluation. Olin’s Operating Improvement Committee did not conduct an annual performance evaluation in 2021 and was dissolved by our Board effective July 22, 2021. In addition, Olin’s Board conducted individual evaluations of all non-employee directors during 2021, except Messrs. Hauptfuhrer and O’Connor who resigned from our Board on September 27, 2021, and Messrs. Darnall and Will who joined our Board on September 30, 2021.

What Are our Board Committees?
Our Board Committees are:
Our Audit Committee, which held seven meetings during 2021, advises our Board on internal and external audit matters affecting us. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, our Audit Committee is comprised solely of directors who meet the enhanced independence standards for Audit Committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its current members are: Beverley A. Babcock (Chair), Matthew S. Darnall, Earl L. Shipp and William H. Weideman. Our Board has determined that Ms. Babcock and Mr. Weideman meet the SEC definition of an “Audit Committee Financial Expert,” and that each member of our Audit Committee is financially literate, as such term is interpreted by our Board in its business judgment. Our Audit Committee has a number of responsibilities as set forth in its Committee charter and our Principles of Corporate Governance, including:
•sole authority to directly appoint, retain, oversee, compensate, evaluate and terminate our independent registered public accounting firm;
•reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

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•pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;
•conducts an annual performance evaluation of the Committee and annual review of the Committee charter and ensures it is publicly available in accordance with SEC regulations;
•reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our annual reports on Form 10-K and quarterly reports on Form 10-Q before filing or distribution;
•reviews with management and our independent registered public accounting firm the interim financial results and related press releases before issuance to the public;
•reviews audit plans, activities and reports of our independent registered public accounting firm and internal and regulatory audit departments;
•reviews the presentations by management and our independent registered public accounting firm regarding our financial results;
•monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;
•monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation;
•monitors our enterprise risk management process;
•reviews and discusses management’s assessment and management of risks and exposures related to cybersecurity and information technology, including steps taken to mitigate and manage the same;
•oversees our ethics and business conduct programs and procedures;
•reviews our compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and
•has the authority to hire its own independent advisors.

Our Compensation Committee, which held four meetings during 2021, sets policies, develops and monitors strategies for, and administers the programs that are used to compensate our CEO and other senior executives and our non-employee directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, our Compensation Committee is comprised solely of directors who meet the NYSE standards for independence of Compensation Committee members. Its current members are: C. Robert Bunch (Chair), Heidi S. Alderman, Scott D. Ferguson, and W. Anthony Will. Our Compensation Committee has a number of responsibilities as set forth in its Committee charter and our Principles of Corporate Governance, including:
•approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive bonus and long-term incentive award components;
•approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;
•administers the incentive compensation plans, stock option plans, and long-term incentive plans, including clawback policies and minimum stock ownership guidelines;
•annually evaluates the performance of our CEO;
•performs settlor functions for our retirement plans, such as establishing, amending and terminating such plans (which authority has also been delegated to a management committee);
•reviews and approves executive and change in control agreements;
•reviews and establishes the compensation of non-employee directors;
•reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to our Board regarding inclusion of the Compensation Discussion and

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Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC;
•reviews and recommends Board approval of stock ownership guidelines for directors and employees participating in our long term incentive plan(s);
•reviews and develops for Board approval, and assesses enforcement, of policies that provide for the “clawback” of incentive-based compensation paid to current or former employees, upon the occurrence of a triggering event;
•conducts an annual performance evaluation of the Committee and annual review of the Committee charter and ensures it is publicly available in accordance with SEC regulations; and
•has the authority to hire its own independent advisors.

Our Directors and Corporate Governance Committee, which held six meetings during 2021, assists our Board in fulfilling its responsibility to the shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, our Directors and Corporate Governance Committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Carol A. Williams (Chair), Heidi S. Alderman, Matthew S. Darnall and W. Anthony Will. Our Directors and Corporate Governance Committee has a number of responsibilities as set forth in its Committee charter and our Principles of Corporate Governance, including:
•makes recommendations to our Board regarding the selection of our CEO, Board Chair and Lead Director and reviews the CEO’s nominees for other officer positions;
•reviews and makes recommendations to our Board regarding the size and composition of our Board and the qualifications and experience that might be sought in Board nominees, and assesses whether the qualifications and experience of Board nominees meet the current needs of our Board;
•seeks out possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and re-nomination as directors;
•recommends individuals to fill any vacancies created on our Board, and recommends the slate of nominees to be proposed for election to our Board by stockholders at the annual meeting;
•reviews plans for management development and succession;
•periodically reviews corporate governance trends, issues and best practices and makes recommendations to our Board regarding the adoption of best practices most appropriate for the governance of the affairs of our Board;
•reviews and makes recommendations to our Board regarding the composition, duties and responsibilities of various Board Committees;
•reviews and advises our Board on such matters as protection against liability and indemnification;
•assists the Board with evaluating the performance of current Board members, and oversees the evaluation of the Board and management;
•conducts an annual performance evaluation of the Committee and annual review of the Committee charter and ensures it is publicly available in accordance with SEC regulations;
•reviews in advance all related party transactions for potential conflicts of interest and prohibits such transactions determined to be inconsistent with the interests of the company and its shareholders; and
•has the authority to hire its own independent advisors.

Our Operating Improvement Committee did not hold any meetings during 2021 and was dissolved by our Board on July 22, 2021.

Our Executive Committee meets as needed in accordance with Olin’s Bylaws. Between meetings of our Board, our Executive Committee may exercise all the power and authority of our Board (including authority and power over our financial affairs) except for matters reserved to the full Board by Virginia law and matters for which our Board gives

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specific directions. During 2021, our Executive Committee held no formal meetings. Its members are: Scott M. Sutton (Chair), Beverley A. Babcock, C. Robert Bunch and William H. Weideman.

Compensation Committee Interlocks and Insider Participation

No director who served on our Compensation Committee at any time during 2021 (Heidi S. Alderman, C. Robert Bunch, Scott D. Ferguson, William H. Weideman, W. Anthony Will, and Carol A. Williams):
•served as an employee for Olin during that year;
•is currently or has ever been an officer of Olin; or
•had any relationship with Olin requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:
•serves on the compensation committee of any other company for which one of our directors serves as an executive officer; or
•serves on the Board of Directors of any other company where a member of our Compensation Committee serves as an executive officer.

What Is Olin’s Director Nomination Process?
Our Directors and Corporate Governance Committee acts as our nominating committee. As a policy, our Committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that our Board chair, CEO, lead director, other directors, employees and shareholders may recommend director nominees to our Committee. Our Committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. Our Committee reviews and evaluates each nominee and our Committee chair, our Board chair, CEO and lead director interview the potential new Board candidates selected by our Committee. The interview results, along with our Committee’s recommended nominees, are reviewed with our full Board.
Our Principles of Corporate Governance describe criteria for new Board members including recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. Our Committee is tasked with seeking Board members with the personal qualities and experience that taken together will ensure a strong Board. Our Principles of Corporate Governance provide that racial, ethnic and gender diversity are important factors in assessing potential Board members, in addition to particular qualifications and experience required to meet the needs of our Board.
As part of their review of Board nominations, our Board and our Committee consider a variety of experience and background in an effort to ensure that the composition of our directors ensures a strong and effective Board. Our Principles of Corporate Governance cite strength of character, an inquiring and independent mind, practical wisdom and mature judgment as among the principal qualities of an effective director.
This year, we have 10 nominees standing for re-election.
A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of the candidate’s experience and other qualifications for the position, in writing addressed to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA. The notice may be sent at any time, but for a candidate to be considered by our Committee as a nominee for an annual meeting, we must receive the written information at least 150 days before the anniversary of the date of our prior year’s proxy statement. For example, for candidates to be considered for nomination by our Committee at our 2023 annual meeting, we must receive the information from shareholders on or before October 19, 2022.
In addition to shareholders proposing candidates for consideration by our Committee, Olin’s Bylaws allow shareholders to directly nominate individuals at our annual meeting for election to our Board by delivering a written notice as described under the heading “MISCELLANEOUS—How can I directly nominate a director for election to the Board at the 2023 annual meeting?” on page 6. Although a shareholder may directly nominate an individual for election as a director, our Board is not required to include such nominee in our proxy statement.

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What Is the Board Leadership Structure?
Our Principles of Corporate Governance state that our Board may select either a combined CEO Board chair coupled with a lead director, or appoint a Board chair who does not also serve as CEO. Currently, Mr. Sutton serves as our combined CEO and Chairman of the Board, and our Board selected Mr. Weideman as our independent lead director.
Our Board believes that this leadership structure is best for Olin at the current time, as it appropriately balances the need for the CEO to run the company on a day-to-day basis with significant involvement and authority vested in an outside independent Board member—the lead director. Our lead director assumes many functions traditionally within the purview of a chairman of the Board. Under our Principles of Corporate Governance, our lead director must be independent, and is responsible for:
•advising on our Board meeting schedule to ensure that our independent directors can perform their duties responsibly without interfering with company operations;
•providing the Board Chair with input on agendas for the Board and Board Committee meetings, and approving Board agendas and information sent to our Board;
•advising on quality, quantity, and timeliness of the flow of information from management to independent directors;
•interviewing all potential new Board candidates, and making recommendations on candidates;
•coordinating, developing the agenda for and chairing all executive sessions of our Board’s independent directors, as well as sessions where the Board Chair is not present;
•acting as principal liaison between our independent directors and our Board chair on sensitive issues;
•recommending membership and chairs of Board Committees;
•recommending to our Board chair the retention of consultants who report directly to our Board;
•calling meetings of our independent directors; and
•being available for direct communication if requested by major shareholders, as appropriate.

How Does the Board Oversee Olin’s Risk Management Process?
Our Board is responsible for oversight of Olin’s risk assessment and management process. Our Board delegated to our Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and that Committee reports to our Board on its review. Our Board also delegated tasks related to risk process oversight to our Audit Committee, which reports the results of its review process to our Board. Our Audit Committee’s process includes:
•a review, at least annually, of our internal audit process, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process;
•reviewing activity and special reports of the Corporation’s Internal Audit and Environmental, Health, Safety & Transportation (EHS&T) Audit functions including management responses and corrective action plans for significant findings; and
•a review, at least annually, of our enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place, including discussion of the major risk exposures identified by Olin, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.
•a review and discussion, at least annually, with senior management regarding our assessment and management of risks and exposures related to cybersecurity and information technology, including steps taken to mitigate and manage the same.

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In addition to the reports from our Audit and Compensation Committees, our Board periodically discusses risk oversight, including as part of its annual detailed corporate strategy reviews.

Brian J. Clucas, our Vice President, Global Internal Audit, Ethics and Compliance reports directly to our Audit Committee and has direct and unrestricted access to that Committee. Todd A. Slater, our Senior Vice President and CFO, oversees our ERM process and fulfills the responsibilities of a chief risk officer. Mr. Slater reports to our CEO, but has direct access to our Audit Committee chair. Messrs. Slater and Clucas, individually or with other members of our management team, periodically meet in executive session with our Audit Committee.
REPORT OF OUR AUDIT COMMITTEE
Our Audit Committee’s primary responsibility is to assist our Board in its oversight of the integrity of Olin’s financial reporting process and systems of internal control, to evaluate the independence and performance of Olin’s independent registered public accounting firm, KPMG LLP (KPMG), and internal audit functions and to encourage private communication between our Audit Committee and KPMG and our internal auditors.
Our Committee held seven meetings during the year. During the second half of 2021, our Audit Committee also completed a self-assessment.
In discharging its responsibility, our Audit Committee reviewed and discussed the audited financial statements for fiscal year 2021 with management and KPMG, including the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the U.S. Securities and Exchange Commission (SEC).
In addition, our Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with our Audit Committee concerning independence. Our Audit Committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. Our Audit Committee also negotiated the hiring of KPMG for the 2021 audit and pre-approved all fees which SEC rules require our committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.
Based on our Audit Committee’s discussions with management and KPMG and our Audit Committee’s review of KPMG’s written report and the other materials discussed above, our Audit Committee recommended that our Board include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the SEC.

February 22, 2022	Beverley A. Babcock, Chair Matthew S. Darnall Earl L. Shipp William H. Weideman

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SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
How much stock is beneficially owned by each director, director nominee and by the our NEOs in the Summary Compensation Table?
This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2022, rounded to the nearest whole share. The persons listed include each current director, director nominee, each NEO in the Summary Compensation Table on page 43, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned (5)	Percent of Common Stock (6)
Heidi S. Alderman	20,448	—
Beverley A. Babcock	19,509	—
C. Robert Bunch	74,492	—
Matthew S. Darnall	4,274	—
Scott D. Ferguson (1)	11,963,160	7.6
Earl L. Shipp	42,110	—
William H. Weideman	42,173	—
W. Anthony Will	14,274	—
Carol A. Williams	42,173	—
Scott M. Sutton	196,773	—
Todd A. Slater	610,066	—
Pat D. Dawson (2)	478,613	—
James A. Varilek (3)	253,012	—
Damian Gumpel (4)	95,887	—
Directors and executive officers as a group, including those named above (21 persons)	14,282,469	9.0
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(1)Mr. Ferguson has shared voting and investment powers over all 11,963,160 shares, which he shares with Sachem Head Capital Management LP, Uncas GP LLC (each, as to all 11,963,160 of such shares), and with Sachem Head GP LLC (as to 6,200,000 of such shares).
(2)Mr. Dawson beneficially owns 63,746 shares of common stock through his Revocable Trust.
(3)Mr. Varilek beneficially owns 34,004 shares of common stock through his Revocable Trust, in which he and his spouse are co-trustees.
(4)Mr. Gumpel beneficially owns 6,804 shares of common stock jointly with his spouse.
(5)Includes shares credited under the CEOP as of January 15, 2022, phantom stock units credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days of January 15, 2022 (by March 16, 2022) through the exercise of stock options, rounded to the nearest whole share, as follows:

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Name	Number of Phantom Stock Units Held in Director Deferred Accounts (7)	Number of Shares Subject to Options Exercisable in 60 days
Heidi S. Alderman	18,448	—
Beverley A. Babcock	19,509	—
C. Robert Bunch	31,199	—
Matthew S. Darnall	4,274	—
Scott D. Ferguson (1)	10,700	—
Earl L. Shipp	31,950	—
William H. Weideman	31,200	—
W. Anthony Will	4,274	—
Carol A. Williams	36,686	—
Scott M. Sutton	18,450	102,767
Todd A. Slater	—	520,067
Pat D. Dawson	—	412,133
James A. Varilek	—	203,301
Damian Gumpel	—	76,034
Directors and executive officers as a group, including those named above (21 persons)	206,690	1,663,838
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(6)Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock. For each individual, as well as the group included in the table above, percentage ownership is calculated by dividing (1) the number of shares reported as beneficially owned on January 15, 2022, by (2) 156,770,346, which is the number of shares outstanding on December 31, 2021, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days of January 15, 2022 (March 16, 2022).
(7)Such securities have no voting rights.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring prior review and oversight of certain transactions involving our directors, director nominees, employees and their immediate family members and affiliated organizations if Olin is a direct or indirect participant. Our Principles of Corporate Governance require our Directors and Corporate Governance Committee (or, if that Committee determines it is appropriate, another independent body of our Board) to conduct a prior review of all “related party transactions” for potential conflicts of interest and prohibit any such transaction if it determines it to be inconsistent with the interests of our company and shareholders. Related party transactions are those which are required to be disclosed under Item 404 of Regulation S-K, which currently includes transactions where Olin was or is to be a participant and the amount exceeds $120,000 and in which any “related person” has a direct or indirect material interest. A “related person” means a director, director nominee, senior executive, a beneficial owner of 5% or more of Olin’s outstanding voting securities, or “immediate family members” of any of the foregoing. Immediate family members means a child, stepchild, parent, stepparent, spouse, sibling, mother-, father-, son-, daughter-, brother-, or sister- in-law, or any person (other than a tenant or employee) sharing the household of such specified person.

Our Principles of Corporate Governance require our Directors and Corporate Governance Committee to pre-approve service by any senior executive (our CEO and other Section 16 officers) on the Board of another public company or on the Board of any private company that would represent a material commitment of time. Our Principles of Corporate Governance prohibit any of our senior executives from serving on the Board of a company for which one of our non-employee directors serves in any management capacity. In addition, our Code of Conduct and related Corporate Policy Statements require the approval of our Board before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our management, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization that does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

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In granting pre-approval, our Directors and Corporate Governance Committee, Board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

On February 29, 2020, we entered into the Cooperation Agreement with Sachem Head with respect to our 2020 annual meeting. The Cooperation Agreement was amended by the Amendment on October 1, 2020. Based on Amendment No. 3 to a Schedule 13D filing dated September 2, 2021, Sachem Head beneficially owned approximately 7.46% of our common stock as of that date and Mr. Ferguson, a member of our Board, is the founder and managing partner of Sachem Head. Under the terms of the Cooperation Agreement, as amended, Olin and Sachem Head agreed to several matters regarding the nomination of the Sachem Head Designees to our Board and the size of our Board, as well as certain restrictions on the activities of Sachem Head. The Cooperation Agreement, as amended, expired by its terms on November 23, 2021, with certain obligations ending on that date, such as the voting and standstill provisions, with other obligations continuing until our 2022 annual meeting. For additional information, see the description under the heading “ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS”. Copies of the Cooperation Agreement and the Amendment can be found in our Current Reports on Form 8-K that we filed with the SEC on March 2, 2020 and October 2, 2020.
CORPORATE RESPONSIBILITY
Throughout its 130-year history, Olin has been known as a responsible corporate citizen. We are firmly committed to excellence in protecting the environment and health, safety and security of our employees and those who live and work around our operations globally.
Our chemical division maintains third-party certification to the RC14001®:2015 standard1, including the internationally recognized ISO 14001:2015 standard for environmental management systems. In 2021, we achieved recertification to ISO 50001 (energy) for our Germany operations. Our product stewardship policy ensures that our product safety performance is properly evaluated, and continuously improved, and relevant elements are made publicly available. We regularly audit our environmental, health, safety and transportation programs and performance against applicable legal requirements and our own internal standards, the results of which are regularly reviewed with the Audit Committee of our Board of Directors. Our Board has accountability for oversight of our environmental, health and safety performance, which it reviews no less than each quarter.

We believe in meeting the needs of the present without compromising the needs of future generations. Our environmental, social and governance (ESG) platform, including sustainability, is ingrained into our business practices and is a core, annual strategic topic reviewed by our Board. Focused on our four pillars, we challenge ourselves to advance those opportunities where our impact on the planet, our operations, and our people and communities is most meaningful:

Energy and Climate Mindfulness
We systematically and strategically manage our energy and carbon footprint, driving greater efficiency and increasing utilization of renewable resources.

Resource Efficiency
We effectively manage critical resources to minimize consumption and waste, increase reuse and recycle of materials, drive operations efficiency, and be good stewards of protection for the environment.

Product Sustainability and Commercial Outreach
Our products and processes contribute to sustainable opportunities and innovation, enabling safe handling and distribution throughout the supply chain.

Employee and Community Care
We provide equal opportunities to employees and ensure the ongoing safety and livelihood of our people and communities.

We released our inaugural sustainability report in 2020, which discussed our four pillars and set out our key company-specific metrics and targets. We review our progress against our targets and look for opportunities to set new, enhanced targets. For example, after reaching our 10% carbon emission intensity reduction target in just two years, we increased the targeted reduction to 30% by 2030 versus our 2018 benchmark. We continue to evaluate appropriate standards and metrics by which to measure and report our ESG and sustainability progress.
1 RC 14001® is a registered trademark of the American Chemistry Council, Inc.

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Our Board has responsibility for monitoring our response to important public policy issues, including ESG and sustainability, which it does on a regular basis. Diversity and talent management are additional key subjects related to sustainability that our Board reviews. Further, our Compensation Committee has structured our compensation program to balance financial results with Olin’s achievement of annual goals relating to environmental impact, safety, sustainability, and ethical conduct. We have engaged with shareholders on sustainability matters and are publicly transparent regarding our ESG and sustainability platform and progress in key areas. For example, our ESG and sustainability progress against targets is included with our public quarterly earnings review materials.

For our 2020 inaugural sustainability report, updates to our goals and progress, and additional information about our corporate responsibility and sustainability initiatives, please visit our website www.olin.com. The contents of our web site referenced in this section are not and should not be considered to be part of this proxy statement.

EXECUTIVE OFFICERS
The below table provides information regarding our executive officers as of February 28, 2022:

Name and Age	Title	Served as an Olin Officer Since
Scott M. Sutton (57)	Chairman, President and CEO	2020
Pat D. Dawson (64)	Executive Vice President	2015
Brett A. Flaugher (57)	Vice President and President, Winchester	2018
Damian Gumpel (47)	Vice President and President, Epoxy and Corporate Strategy	2020
Dana C. O’Brien (54)	Senior Vice President, General Counsel and Secretary	2021
Valerie A. Peters (58)	Vice President, Human Resources	2018
Patrick M. Schumacher (47)	Vice President and President, Chlor Alkali Products and Vinyls	2021
Todd A. Slater (58)	Senior Vice President and CFO	2005
Randee N. Sumner (47)	Vice President and Controller	2014
James A. Varilek (63)	Executive Vice President and Chief Operating Officer	2015
Teresa M. Vermillion (46)	Vice President and Treasurer	2018
No family relationship exists between any of the above NEOs or our directors. Such officers were elected to serve, subject to our Bylaws, until their respective successors are chosen.
All executive officers except Brett A. Flaugher, Damian Gumpel, Dana C. O’Brien, Valerie A. Peters, Patrick M. Schumacher, Scott M. Sutton and Teresa M. Vermillion have served as executive officers of Olin for more than five years. All executive officers except Dana C. O’Brien, Patrick M. Schumacher and Scott M. Sutton have been employed by Olin for more than five years.
Pat D. Dawson, who served as Executive Vice President of Olin and President, Epoxy & International since October 5, 2015, retired from his position as President, Epoxy & International effective November 30, 2021. Mr. Dawson will continue to serve as Executive Vice President through his anticipated final retirement date of April 30, 2022 (or an earlier mutually agreed date). From July 2013 through October 4, 2015, he was Senior Vice President, Epoxy and Corporate Project Development; from September 2009 to July 2013, he served as the President of Dow Asia Pacific; and from January 2004 to September 2009, he served as Group President for the Polyurethanes Business, all at The Dow Chemical Company. His career began at Dow in 1980.
Brett A. Flaugher was appointed Vice President of Olin and President, Winchester effective January 1, 2018, having served as President, Winchester since November 2016. From January 2003 until October 2016, he served as Vice President, Marketing & Sales at Winchester. He joined Olin in 1986 as a Sales Representative in the Winchester Ammunition Division for the Texas and Oklahoma area and held a number of positions of increasing responsibility within Winchester’s sales and marketing department.
Damian Gumpel was appointed Vice President of Olin and President, Epoxy and Corporate Strategy effective November 29, 2021. He previously was appointed Vice President of Olin and President, Chlor Alkali Products and Vinyls effective December 15, 2020, having served as President, Chlor Alkali Products and Vinyls starting in April 2019. From August 2017 through March 2019, he served as Vice President, Global Caustic, KOH, and Vinyls; from January 2016 through July 2017, he served as Vice President, Global Caustic and Vinyls; and from October 5, 2015 to December 2015,

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he served as Commercial Director, U.S. Gulf Coast–Chlor Alkali and Vinyls, all at Olin. From January 2015 to October 4, 2015, he served as Commercial Director, U.S. Gulf Coast–Chlor Alkali and Vinyls; from January 2014 to December 2014, he served as Marketing Director, U.S. Gulf Coast–Chlor Alkali and Vinyls; from July 2012 to December 2013, he served as Global Commercial Director, EDC/VCM/HCl; from September 2011 through June 2012, he served as North American Product Director, Caustic Soda; and from July 2009 to August 2011, he served as North America Business Manager, Oxygenated Solvents, all at The Dow Chemical Company. Prior to that, he served in various positions from Analyst to Senior Manager at Accenture.
Dana C. O’Brien was appointed Senior Vice President, General Counsel and Secretary of Olin effective November 29, 2021. Prior to joining Olin in November 2021, she was Senior Vice President, General Counsel and Chief Ethics & Compliance Officer at The Brinks Company, starting in April 2019. Prior to her time at The Brinks Company, Ms. O'Brien was Senior Vice President and General Counsel at CenterPoint Energy from May 2014 to March 2019. She also served as Corporate Secretary from May 2014 to October 2017. Ms. O’Brien was Chief Legal Officer and Chief Compliance Officer at CEVA Logistics from August 2007 to April 2014, and General Counsel, Chief Compliance Officer and Secretary at EGL, Inc. from October 2005 until it was purchased by CEVA Logistics in August 2007. She held various legal roles, including general counsel and secretary, at Quanta Services, Inc. from August 1999 to October 2005. Ms. O'Brien was an associate attorney at Weil, Gotshal & Manges from 1996 to 1999 and a briefing attorney with the Supreme Court of Texas from August 1995 to August 1996.
Valerie A. Peters was appointed Vice President, Human Resources of Olin effective September 1, 2018. From March 2018 through August 2018, she served as Vice President, Human Resources—Corporate and Shared Services; from March 2016 to February 2018, she served as Senior Director, Human Resources; from January 2013 to February 2016, she served as Director, Human Resources—Corporate; from December 2007 through December 2012, she served as Director Human Resources, Winchester; and from December 2001 to November 2007, she served as Director Human Resources, Brass and Winchester, all at Olin. Her Olin career began in 1991.
Patrick M. Schumacher was appointed Vice President of Olin and President, Chlor Alkali Products & Vinyls effective November 29, 2021. Prior to joining Olin in November 2021, he was Senior Vice President for Prince International Corporation where he led the sales organization and global mergers and acquisitions activities during 2020. Prior to his time at Prince International Corporation, Mr. Schumacher worked at Celanese Corporation in various leadership positions. From 2018 to 2020, he served as Senior Vice President of multiple business areas; in 2018 he served as Vice President, Emulsion Polymers; and from 2014 to 2018 he served as Vice President, Business and Strategy Development, all at Celanese Corporation. He was Managing Director, Head of Chemicals M&A Practice at Blackstone Group from 2009 to 2014, Senior Vice President at UBS Investment Bank from 2004 to 2009, and held associate positions from 1999 to 2004 at Lehman Brothers and from 1998 to 1999 at Valuemetrics.
Todd A. Slater was appointed Senior Vice President and CFO of Olin effective January 1, 2022. He previously had served as Vice President and CFO of Olin from May 4, 2014. From October 2010 until May 3, 2014, he served as Vice President, Finance and Controller; and from May 2005 until September 2010, he served as Vice President and Controller, all at Olin.
Randee N. Sumner was appointed Vice President and Controller of Olin effective May 4, 2014. From December 2012 until May 3, 2014, she served as Division Financial Officer for Chemical Distribution; from 2010 until December 2012, she served as Assistant Controller; from 2008 to 2010, she served as Director, Corporate Accounting and Financial Reporting; and from 2006 to 2008, she served as Manager, Corporate Accounting and Financial Reporting, all at Olin.
Scott M. Sutton became Chairman, President and Chief Executive Officer of Olin on April 22, 2021, after serving as President and Chief Executive Officer since September 1, 2020 and joining Olin’s Board on September 19, 2018. Prior to that, he served as President and Chief Executive Officer and a member of the Board of Directors of Prince International Corporation from December 2019 through July 2020. From March 2017 to February 2019, he served as Chief Operating Officer; from June 2015 to February 2017, he served as Executive Vice President and President, Material Solutions; from January 2015 to June 2015, he served as Vice President, Supply Chain and General Manager, Engineered Materials; from March 2014 to January 2015, he served as Vice President of Supply Chain; and from August 2013 to March 2014, he served as Vice President, Acetic Acid and Anhydride, all at Celanese Corporation.
James A. Varilek was appointed Executive Vice President of Olin and Chief Operating Officer effective April 1, 2019. From October 5, 2015 through March 2019, he served as Executive Vice President of Olin and President, Chlor Alkali Vinyls and Services. From November 2013 to October 4, 2015, he served as President of the U.S. Chlor Alkali & Vinyl Business and in March 2015, he assumed additional responsibilities as Chief Operating Officer of Dow Chlorine Products; from December 2010 to October 2013, he was Business Vice President for the Dow Services Business, adding Vice President for Procurement in July 2013; from November 2008 to December 2010, he was Vice President for

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Business Services, Advanced Materials Division; and from February 2006 to November 2008, he was Vice President of Global Supply Chain, all at The Dow Chemical Company. His career began at Dow in 1982.
Teresa M. Vermillion was appointed Vice President and Treasurer of Olin effective February 1, 2018. From October 2015 through January 2018, she served as Vice President, Tax; and from July 2010 through September 2015, she served as Director, Tax Planning and Financial Analysis, all at Olin. Prior to that, she was a Senior Tax Manager at Ernst & Young.

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COMPENSATION DISCUSSION AND ANALYSIS
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TABLE OF CONTENTS

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Introduction

This Compensation Discussion and Analysis (CD&A) describes, in detail, our executive compensation philosophy and the compensation programs in which our senior executive team participates. The CD&A explains the decisions the compensation committee of our board of directors (committee) made under those programs for 2021, and the factors it considered in making those decisions. The CD&A focuses on the compensation paid to our NEOs as they are determined under SEC rules. Our NEOs for 2021 were:

Name	Title
Scott M. Sutton	Chairman, President and CEO
Todd A. Slater	Senior Vice President and CFO
Pat D. Dawson	Executive Vice President
James A. Varilek	Executive Vice President and Chief Operating Officer
Damian Gumpel	Vice President and President, Epoxy and Corporate Strategy

Mr. Sutton became Chairman of the Board immediately following Olin’s 2021 annual meeting of our shareholders upon the retirement of John E. Fischer.

Compensation Best Practices

To enhance investor understanding of our compensation decision making, we summarize below certain executive compensation practices we have implemented to reinforce our objectives and drive Olin performance. We also identify practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

We align executive compensation with the interests of our shareholders
•Pay for Performance by Ensuring that Executive Compensation is Largely Contingent on Results (pages 31-32)

•Target Compensation Opportunities to the Midpoint of Market Practices (page 35)

•Performance Share Program correlates 50% of these awards with Relative Total Shareholder Return and 50% with Net Income (pages 38-39)

•Require Double-Triggers for Payments and Early Vesting of Equity Awards Under the Executive Change in Control Severance Plan (pages 56-58)

We design our executive compensation programs to foster sustainable growth without excessive risk taking	•Maintain a Clawback Policy (page 40) •Regularly Assess the Risk Inherent in Our Compensation Policies and Programs (page 41) •Impose Robust Share Ownership Guidelines (page 42)

We adhere to the best practices in executive compensation
•Utilize an Independent Compensation Consulting Firm, which Provides No Other Services to Olin (pages 32-33)

•Offer Change in Control Protection that Complies with Prevailing Good Governance Standards, Including No Excise Tax Gross-Up (page 58)

•Permit No Repricing of Underwater Stock Options

•Exclude the Value of Equity Awards in Pension or Severance Calculations

•Extend No Perquisites to NEOs, except $1,300 excess liability insurance premium

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At the 2021 annual meeting of our shareholders, we held an advisory vote on executive compensation. Approximately 97.6% of the shares voted were cast in support of our 2021 executive compensation and related disclosures. Our committee viewed the results of this vote as general broad shareholder support for our executive compensation program. While we made no changes to our executive compensation program as a result of that vote, our committee continuously evaluates our executive compensation program and makes changes to respond to market trends and other relevant factors.

Pay for Performance

We understand that there are different ways to view “pay for performance.” In the following sections, we highlight how our committee thinks about executive pay and Olin performance, and why we believe our executive compensation programs are appropriately aligned with results that benefit our investors.

Compensation Program Construction

Our executive compensation program is designed to align with the long-term interests of our shareholders, to reward employees for producing sustainable growth, and to attract and retain world-class talent that will ensure we succeed. Our committee strongly believes that these objectives will be fulfilled if executive compensation—pay opportunities and pay actually realized—is tied to Olin’s results. Our committee measures Olin’s performance in two primary ways for purposes of establishing executive compensation:

•our financial results, particularly our adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), Adjusted Cash Flow and Levered Free Cash Flow (see pages 35-37), and
•our relative total return to shareholders over time.

By tying our executives’ pay to Olin’s actual results, our compensation programs (i) align our executives’ interests with those of our shareholders and (ii) induce our management team to achieve our most important goals.

Our total direct compensation package comprises three elements:

•base salary;

•annual cash incentive; and

•long-term incentive (equity-based) compensation.

Each NEO has a target total compensation opportunity that is reviewed annually by our committee to ensure its alignment with Olin’s pay-for-performance objectives. As the following chart shows, 73% of the target annual direct compensation for our NEOs (other than our current CEO) varies with our performance.

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NEO TARGET COMPENSATION
2021 Results

2021 was a year of change and achievement for Olin as we implemented our system value over volume strategy in support of our Winning Model. Both revenues and operating income increased significantly in 2021 compared to 2020. Although we continued to face challenges related to the global pandemic, we mitigated the short-term impacts to production resulting in no material impact on results. We continued to enforce our safety and wellness protocols and, following a year of having non-essential-to-operations personnel working from home, returned to normal operations in July 2021 with those personnel returning to the workplace.

In addition to Olin’s strong financial results in 2021, our performance on non-financial objectives was strong across all divisions. Although our safety and environmental results in 2021 did not improve over 2020’s performance, we reduced Tier 1 process safety events by 60% and—for the fifth consecutive year—there were no life events. Management also exceeded its targeted productivity improvements by 18%. We also made good progress toward the pro‑rata achievement of the objectives included in our inaugural sustainability report: “Sustainability: Strong Roots, Strong Future,” which was published in December 2020. Winchester completed its first full-year of operation of the Lake City Army Ammunition Plant (LCAAP) in 2021, successfully meeting all of its first year delivery requirements to the U.S. Army.

Our Compensation Committee

Our committee is the body primarily responsible for overseeing compensation to our senior officers. Our committee consists of directors who are independent under the NYSE listing criteria. Our committee establishes total compensation opportunities (and each of the individual elements) for our CEO, and approves compensation for the other executive officers, including our NEOs, based on recommendations by our CEO.

To assist in performing its duties, our committee engages Exequity LLP (Exequity), an independent board and management advisory firm. In engaging Exequity, our committee considered a number of factors in assessing Exequity’s independence, including the facts that Exequity performs no other work for Olin, that none of Exequity’s consultants owns stock in Olin, and that Exequity’s consultants have no other business interests with any Olin officer or director. In the past several years, our committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

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As advisor to our committee, Exequity:

•reviewed the total compensation strategy and pay levels for our NEOs;

•examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy;

•informed our committee of developing legal and regulatory considerations affecting executive compensation and benefit programs; and

•provided general advice to our committee on all compensation decisions pertaining to our CEO and to all senior executive compensation recommendations submitted by management.

Our committee routinely meets in executive session (without our CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to our committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

Benchmarking

In designing and implementing our executive compensation programs, it has been our committee’s practice to review compensation data from a peer group that is adjusted periodically in consultation with Exequity. We refer to this group as the “comparator group.” For awards made in 2021, the comparator group comprised a community of 24 chemical companies that align reasonably with Olin’s revenues, industry affiliation and corporate structure:

Air Products and Chemicals, Inc.	H.B. Fuller Company
Albemarle Corporation	Huntsman Corporation
Ashland Global Holdings, Inc.	Ingevity Corporation
Avient Corporation (formerly PolyOne Corporation)	International Flavors & Fragrances, Inc.
Axalta Coating Systems Ltd.	PPG Industries, Inc.
Cabot Corporation	RPM International, Inc.
Celanese Corporation	The Chemours Company
CF Industries Holdings, Inc.	The Mosaic Company
Eastman Chemical Company	The Scotts Miracle-Gro Company
Ecolab Inc.	The Sherwin-Williams Company
Element Solutions, Inc.	W. R. Grace & Co.
FMC Corporation	Westlake Chemicals Corporation

Our committee annually evaluates the comparator group composition and makes adjustments as appropriate. For 2022, our committee determined to retain the same comparator group.

What We Pay and Why: Elements of Compensation

We extend to our executives three elements of total direct compensation: base salary; annual cash incentive; and long-term equity awards, plus a limited number of benefits that commonly are available to senior management at other companies of similar stature. The chart below illustrates that 86% of the actual 2021 total direct compensation of our NEOs was tied to Olin’s performance.

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TOTAL DIRECT COMPENSATION

Elements of Total Compensation

Below are the primary elements of our executive compensation, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount
Annual Base Salary	• Rewards day-to-day value of executives consistent with the market	• Median salaries of the comparator group • Scope of responsibilities • Time in position • Value of the employee in the market • Individual performance
Annual Cash Incentive Award (STIP)
• Ties compensation to the achievement of short-term company goals and objectives
• Motivates executives to achieve short-term financial targets and non-financial strategic objectives
• Communicates key goals of the company to executives

• Criteria for corporate NEOs:
1.Adjusted EBITDA and Levered Free Cash Flow
2.Performance on key non-financial objectives that we believe are important to our long-term success
• Criteria for NEOs with divisional responsibility:
1.Adjusted Division EBITDA and Adjusted Division Cash Flow
2.Overall corporate performance
3.Performance on key non-financial objectives that we believe are important to our long-term success

Long-Term Incentive Award (LTIP)	• Ties compensation to investor returns • Motivates executives to achieve long-range goals that benefit shareholders • Aligns financial interests of executives and shareholders	• Performance share payouts for NEOs and other executive officers based on our performance on key metrics (as defined below) • Level of target awards for each NEO based on practices of comparator group
Retirement and Severance Benefits	• Allows us to retain and compete for strong employee talent • Ensures that executive officers are personally indifferent to the outcome of a transaction in a change in control situation
• Programs offered by competitors
• Employee’s length of service for defined benefits were frozen on 12/31/07 for Olin plans and on 10/5/15 for the former Dow plans, which continue to accrue interest
• Salary and cash incentive

Our committee determines the total target direct compensation level for our CEO, as well as the appropriate mix of the compensation elements, based on prevailing practices in the comparator group. Our CEO relies on comparator group standards to recommend, for our committee’s review and approval, the target levels and mix of elements for the balance of our executive officers. Although our committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, our committee generally relies heavily on the identified

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competitive norms to ensure that we can compete for executive talent. Our committee also reviews the relationship between our CEO’s compensation and the compensation for our other NEOs. In connection with establishing 2021 compensation, our committee determined that internal pay relationships were appropriate and reflected the typical CEO-NEO pay relationships at other companies.

As a guideline, our committee intends that the base salaries, total cash compensation (salary and annual cash incentive), and total compensation opportunities (total cash compensation plus the grant date value of long-term incentive awards) extended to our NEOs as a group approximate the market median of the comparator group practices. Our committee believes that managing total target pay to the market median for the comparator group allows us to attract, motivate, and retain the quality executive talent Olin needs. Pay levels for any individual NEO, however, may be below or above the market median of the comparator group for that executive’s particular role. The chart below shows how our 2021 NEO compensation compared to the approximated median compensation for the comparator group.

NEO 2021 Target Compensation Against Market Median

Salary

Our committee normally adjusts NEO salaries annually to reflect merit, promotion or change in role and changes in market rates for the job. No increase in base salary is automatic or guaranteed. The frequency of adjustments, in fact, has been extended to 18 months or more when warranted by cash flow or other considerations, and on occasion we have frozen executive base salaries for extended periods of time. For example, for 2020, we froze base salaries at 2019 levels for all NEOs (as well as for other officers and LTIP participants).

Short-Term Incentive Program (Non-equity Incentive Program Compensation)

STIP Overview. Our committee makes annual cash awards under our STIP. Actual STIP payouts are determined based on our achievement against our financial performance targets and our non-financial goals, as discussed below.

For the financial portion of the STIP award, no payments are made for any financial target if the actual financial performance is below 75% (threshold) of the target. Payouts for all financial performance metrics under the STIP are discretionary if the Adjusted EBITDA threshold (75% of Adjusted EBITDA target) is not met. Achievement of 75% of a financial target results in a 50% payout of the portion of the target STIP award allocated to that target. For each 1% that

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actual financial performance exceeds the 75% threshold (up to the target level), the STIP payment is increased by 2%. In addition, for each 1% by which the actual financial performance exceeds the financial targets (100%), the payout is increased by 4%. The total STIP payout for an NEO cannot exceed 180% of that individual’s target STIP award for awards made in 2021, or 200% for awards made in 2022.

Payouts based on achievement of non-financial objectives are independent of achievement of financial targets.

For 2021, 80% of the target STIP awards for all officers (including our NEOs) were based on financial targets and 20% of the target STIP awards were based on non-financial objectives. The following table illustrates the portion of each NEO’s target STIP award based on corporate and division financial targets and non-financial objectives for 2021:

	Corporate/Division Financial Targets	Corporate/Division Non-Financial Objectives	Total
NEOs without Divisional Responsibility	80% / 0%	20% / 0%	100%
NEOs with Divisional Responsibility	20% / 60%	5% / 15%	100%

As set forth in the table above, for Messrs. Sutton and Slater, our NEOs with corporate-wide responsibility, target STIP awards were based 20% on corporate non‑financial objectives and 80% on corporate financial targets related to Adjusted EBITDA and Levered Free Cash Flow (cash flow after interest, working capital and capital expenditures (capex)).

For Messrs. Dawson, Gumpel and Varilek, target STIP awards were based 25% on corporate results and 75% on division results. Of the 75% component related to division results, 20% (or 15% of the total target STIP award) related to division non-financial objectives and the remaining 80% (or 60% of the total target STIP award) was based on Division Adjusted EBITDA and Division Adjusted Operating Cash Flow. For Mr. Varilek, who had responsibility for manufacturing services, safety, health and environmental for both Chemicals businesses (Chlor Alkali Products and Vinyls (CAPV) and Epoxy) and Information Technology in 2021, his division Adjusted EBITDA financial targets and achievement against those targets were weighted equally between the CAPV and Epoxy divisions.

Financial Targets and Performance Against Objectives. Our committee established goals for each of the performance measures relevant to our NEOs. The table below provides information on each financial performance measure, including a weighting, performance target (100%), performance threshold (75%), performance maximum (125%), 2021 actual performance and related payout percentage earned. Dollar amounts in the table below are shown in millions.

2021
Performance Measure	Weighting	Performance Target (100%)	Performance Threshold (75%)	Performance Maximum (125%)	Actual 2021 Performance	Actual 2021 Payout Percentage
Adjusted EBITDA—Corporate	50%	$760.5	$570.4	$950.6	$2,493.3	100%
Levered Free Cash Flow—Corporate	30%	$330.0	$247.5	$412.5	$1,376.5	60%
Adjusted EBITDA—CAPV Division	60%	$540.1	$405.1	$675.2	$1,464.2	120%
Adjusted EBITDA—Epoxy Division	60%	$140.8	$105.6	$176.0	$702.6	120%
Adjusted Cash Flow—CAPV & Epoxy (Chemicals)	20%	$562.2	$421.7	$702.8	$1,674.0	40%

For 2021, in calculating Adjusted EBITDA, we used 2021 EBITDA excluding the effect of the following special charges, gains and losses (which were reflected in our 2021 EBITDA): (i) restructuring charges of $27.9 million, (ii) environmental insurance recoveries for costs incurred and expensed in prior years of $2.2 million, and (iii) $1.4 million pretax gain on the sale of a terminal facility.

Adjusted Cash Flow represents our after-tax operating cash flows of the business, including interest paid and changes in working capital, reduced by capital expenditures and payments under long-term supply contracts.

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Levered Free Cash Flow represents our cash flow after interest, working capital and capex.

As described above, for our NEOs, the 80% portion of the STIP target award related to financial targets would be paid at the target award level (set forth in the Grants of Plan-Based Awards table) if our Adjusted EBITDA and Adjusted Cash Flow equal the financial performance targets. If any of the three metrics fall above or below the target level, our committee adjusts the STIP cash payment as described above. In the event that actual Adjusted EBITDA is below the threshold level (75%) of the target Adjusted EBITDA, all STIP payments for the financial portion of the STIP award (80%) are discretionary.

Our NEOs with corporate-wide responsibility (Messrs. Sutton and Slater) received the maximum payout of 100% for Adjusted EBITDA–Corporate and 60% for Levered Free Cash Flow–Corporate

As noted above, for Mr. Dawson, who had Epoxy division responsibility for 2021, his division financial targets and achievement against those targets represented the maximum level of achievement of 120% for Adjusted Division EBITDA and 40% for Adjusted Chemicals Cash Flow.

For Mr. Gumpel, who had Chlor Alkali Products & Vinyls responsibility for 2021, his division financial targets and achievement against those targets represented the maximum level of achievement of 120% for Adjusted Division EBITDA and 40% for Adjusted Chemicals Cash Flow.

For Mr. Varilek, who had responsibility for manufacturing services, safety, health and environmental for both Chemicals businesses for 2021 in addition to responsibility for corporation-wide Information Technology, his division financial targets and achievement against those targets represented achievement of 60% for Adjusted Division EBITDA–CAPV, 60% for Adjusted EBITDA–Epoxy and 40% for Adjusted Chemicals Cash Flow.

Non-Financial Objectives. In 2021, safety and environmental, operation and strategic goals comprised 20% of the STIP award opportunity for our NEOs.

Performance Goal	Corporate		CAPV		Epoxy
	Possible	Achieved	Possible	Achieved	Possible	Achieved
Strategic Goals	15%	15%	15%	15%	15%	15%
Safety and Environmental Goals	5%	2%	5%	2%	5%	2%
Total	20%	17%	20%	17%	20%	17%

For 2021, all NEOs earned 17% of their target STIP award, out of a possible 20%, related to achievement of non-financial objectives.

2022 STIP Changes. In December 2021, our committee approved changes to the STIP for awards made in 2022. The financial metrics for 2022 awards will continue to consist of Adjusted EBITDA (60%), Adjusted Cash Flow (20%) and Non‑Financial Objectives (20%) for NEOs with Division responsibility. For NEOs with Corporate responsibility, the metrics will continue to consist of Adjusted EBITDA (50%), Levered Free Cash Flow (cash flow after interest, tax, working capital and capex) (30%) and Non‑Financial Objectives (20%). The committee has established the targets, thresholds and maximums for each financial metric. Additionally, the committee approved the consolidation of the Chlor Alkali Products & Vinyls Division and the Epoxy Division to a single “Chemicals Organization” for purposes of the STIP. As such, for 2022 there will be one Adjusted EBITDA target, one Adjusted Cash Flow target and one set of Non-Financial Objectives for the Chemicals Organization. Additionally, the maximum potential payout for all financial metrics is now 180% after giving effect to weighting. Adding to this the 20% potential payout for non-financial objectives, the total overall potential payout under the STIP for 2022 will be 200% of target for all NEOs and STIP participants.

To further support our efforts to promote a company culture responsive to the ongoing environmental, social and governance ideals of our employees and shareholders, the committee has approved non-financial objectives for the 2022 STIP including the following categories: Safety, Health & Environmental; Sustainability; and People. Specific goals are focused on improvement measured against a baseline for each category and progress toward the achievement of the goals in our Sustainability Report.

Long-Term Incentive (Equity) Compensation

In 2021, we allocated the value of long-term incentive (equity) compensation awards equally between

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performance shares and stock options.

Why Stock Options?	Why Performance Shares?
• Performance-based because their value is solely tied to Olin’s stock price, which directly correlates to our shareholders’ interests.
• Fosters an environment focused on long-term growth and shareholder value creation.
• Declines in stock price following the grant of stock options detrimentally impact executive pay (i.e., when a stock option is “underwater” it has no value).
• Highly valued by employees; an important retention tool.

• Performance-based both because the number of shares earned depends on performance against pre-defined financial goals and the value of the shares fluctuates based on the stock price.
• Motivates decision making that maximizes performance over a multi-year timeframe.
• Tied to key financial metrics—relative total shareholder return and net income.
• Coordinates the activities of all award recipients (including our NEOs) in support of long-term organizational value enhancement.

All long-term incentive (equity) compensation plan participants, including NEOs, are assigned target award levels consistent with the competitive data analysis described above under the heading “Benchmarking.”
The target equity award levels for 2021 were:

NEO	Target Award
Scott M. Sutton	$6,000,000
Todd A. Slater	$1,250,000
Pat D. Dawson	$1,500,000
James A. Varilek	$1,375,000
Damian Gumpel	$600,000

These target awards are allocated equally between stock options and performance shares. The process our committee follows to determine the level of the actual stock option awards and the formula for actual performance share payouts is described below.

Performance Shares. Half the value of each participant’s 2021 long-term incentive target award value was delivered in performance shares. The target number of performance shares awarded to each NEO was formulated by dividing half the participant’s target award value by the fair market value of our common stock (the average of the high and low per share sales price of our common stock on the NYSE on the grant date). The total number of performance shares that vest and will be paid to each NEO from awards made in 2021 will vary between 0% and 200% of his target number.

Half of the target number of performance shares will be earned based on our relative shareholder return (TSR) over the three-year period ending December 31, 2023. The comparison of our TSR over that period will be made relative to the community of companies in the S&P 1000 Material Index, plus two selected direct competitors—Occidental Petroleum Corporation and Westlake Chemical Corporation. We refer to this group of companies as the Performance Share Comparison Group. For performance share awards made in 2022, the Performance Share Comparison Group is the S&P 1500 Material Index, plus two selected direct competitors—Huntsman Corporation and Westlake Chemical Corporation.

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The remaining half of the target number of performance shares will be earned based on our actual net income compared to the net income goal set by our committee for the same three-year period. The following charts identify the relationship between the target number of Performance Shares earned and performance generated:

If Olin’s TSR for a Performance Cycle is:	The number of TSR Performance Shares paid as a percentage of the target TSR Performance Share Award will be:
At or above the 80th Percentile of the Performance Share Comparison Group	200%
Above the 50th Percentile, but below the 80th Percentile of the TSR for the Performance Share Comparison Group	100% of the target number of TSR Performance Shares plus 3.33% of the target number of TSR Performance Shares for each incremental percentile position above the 50th Percentile
At the 50th Percentile of the TSR for the Performance Share Comparison Group	100% of the target number of TSR Performance Shares
Above the 20th Percentile, but below the 50th Percentile of the TSR for the Performance Share Comparison Group	25% of the target number of TSR Performance Shares plus 2.5% of the target number of TSR Performance Shares for each incremental percentile position above the 20th Percentile
At the 20th Percentile of the TSR for the Performance Share Comparison Group	25% of the target number of TSR Performance Shares
Below the 20th Percentile of the TSR for the Performance Share Comparison Group	0%

If Olin’s Net Income for the relevant portion of the Performance Cycle is:	The number of Net Income Performance Shares paid as a percentage of the target Net Income Performance Shares allocated to that Net Income Goal will be:
At least 140% of the relevant Net Income Goal	200% of the target number of Net Income Performance Shares allocated to that Net Income Goal
More than 100% but less than 140% of the relevant Net Income Goal	100% of the target number of Net Income Performance Shares allocated to that Net Income Goal plus a proportionate number of target Net Income Performance Shares determined using linear interpolation
100% of the relevant Net Income Goal	100% of the target number of Net Income Performance Shares allocated to that Net Income Goal
More than 60% but less than 100% of the relevant Net Income Goal	50% of the target number of Net Income Performance Shares allocated to that Net Income Goal plus a proportionate number of target Net Income Performance Shares determined using linear interpolation
60% of the relevant Net Income Goal	50% of the target number of Net Income Performance Shares allocated to that Net Income Goal
Less than 60% of the relevant Net Income Goal	0%

Stock Options. The remaining half of each participant’s long-term incentive (equity) target award value is delivered in stock options. The number of shares is determined by dividing half the value of the overall long-term incentive award target by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock).

Our committee typically approves option awards at its first committee meeting each year. In 2021, the first committee meeting was February 15, 2021. At that meeting, our committee approved the granting of options effective on February 15, 2021. The exercise price on February 15, 2021 was $28.99 per share, the average of the high and low per share sales price of our common stock on the NYSE on that date. These awards were made consistent with past practice in which the awards have:

•a grant effective date at least 10 business days after the release of year-end earnings; and

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•an exercise price equal to fair market value on the grant effective date.

This practice ensures that the exercise price for stock options reflects full disclosure of prior year earnings information. We have not engaged in “back dating” of options, as our policies do not allow back dating. In addition, our equity plans do not permit option grants with an exercise price below the fair market value of our stock on the effective date of the option grant.

Our CEO also has authority to grant a limited number of options and restricted stock units at other times during the year. The aggregate grants to any one employee during the year cannot exceed 5,000 options or 5,000 restricted stock units. The aggregate grants to all employees by our CEO during the year cannot exceed 100,000 options or 60,000 restricted stock units. Our CEO may not grant options or restricted stock units to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act, or “back date” any options. Consistent with the terms of our equity plans, options granted by our CEO may not have an exercise price below the fair market value of our stock on the effective date of the option grant.

Restricted Stock. Our committee does not award restricted stock or restricted stock units to NEOs on a regular basis. In December 2021, however, the committee awarded 12,000 restricted stock units that vest on December 10, 2024, to Mr. Gumpel in connection with his promotion to Vice President and President, Epoxy and Corporate Strategy. As noted above, in 2020, our committee froze salaries at 2019 levels for NEOs and other senior employees. In lieu of a 2020 salary adjustment, our committee awarded restricted stock units on January 2, 2020, vesting on January 2, 2023 (or the employee’s earlier retirement), to those senior management employees affected by the salary freeze. For our NEOs, the number of shares of restricted stock issuable upon vesting of these restricted stock units represents approximately 3% of base salary, calculated based on the fair market value of our stock on the grant date, rounded to the nearest 10 shares.

Clawback Policy

Each of our NEOs is subject to a clawback policy applicable to all of our executive officers. Amounts that we recover under this policy are not included in calculating that executive’s benefits under our Supplemental CEOP, and our recovery of amounts under the policy does not trigger any benefits under our severance plans. In October 2021, our committee approved a modification to the clawback policy to include stock options as a type of compensation subject to clawback. In addition to the clawback policy, our equity plans provide that if a participant renders service to one of our competitors, discloses confidential information without our consent, or violates other terms of the plan, our committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six month period preceding the participant’s action triggering the clawback.

Other Compensation

We also offer a small number of other personal benefits to groups of employees, including our NEOs. We extend some benefits, such as a portion of health insurance premiums and certain retirement benefits, to all eligible employees. We tie the size and construction of these benefits to competitive practices in the market, a decision our committee believes enables us to attract and retain executives with the talents and skill sets we require. We provide other compensatory items, such as certain life insurance benefits and the retirement and change in control benefits described below, to our NEOs and other officers. Effective July 1, 2020, we terminated the Key Executive Life Insurance program.

Retirement Benefits. We offer retirement benefits as part of the package to recruit and retain employees. Our retirement benefits also reflect an individual’s contributions over his or her career with Olin, as those benefits are based on compensation. In general, we establish retirement benefits based on comparable programs offered by competitors. Our committee believes that retirement plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market.

The following chart summarizes the benefits under our active retirement plans for salaried employees. References to the “Code” are to the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

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Plan Title	Participants/Purpose	Benefits
Olin Corporation Contributing Employee Ownership Plan (CEOP) —Employee Savings Account	Salaried employees—to provide employees with a tax effective savings vehicle to save primarily for retirement	Eligible employees may make pre-tax 401(k) contributions, Roth 401(k) contributions and after-tax contributions to this Qualified Plan. They may contribute up to 80% of eligible compensation (as defined in the plan and subject to various Code limits, including the 2021 pre-tax and Roth 401(k) contribution limit of $19,500). Olin generally matches a portion of eligible compensation that the participant contributes to the plan
CEOP—Defined Contribution Retirement Account	Salaried employees—to provide retirement benefits	For eligible employees, Olin makes contributions to the Defined Contribution Retirement Account based on a percentage of eligible compensation as defined in the plan
Supplemental CEOP—Employee Savings Account	Senior management—to compensate for Code limits applicable to the CEOP	Eligible employees may make pre-tax contributions on eligible compensation (as defined in the plan) in excess of Code limits and generally receive Olin matching contributions at the same percentages as the CEOP
Supplemental CEOP—Defined Contribution Retirement Account	Senior management—to compensate for Code limits applicable to the CEOP	Olin also makes contributions on eligible compensation (as defined in the plan) in excess of Code limits at the same percentages as the CEOP Defined Contribution Retirement Account

The Supplemental CEOP is an unfunded, nonqualified deferred compensation plan for our NEOs and a select group of other senior management employees. Our committee believes that historically it was common for companies to offer these kinds of nonqualified retirement supplements to executives and offering these benefits has allowed us to remain competitive in the market for qualified senior-level executive talent. Because this plan is unfunded, participants receive benefits only if we have the financial resources to make the payments when due.

Severance and Change in Control Plans. We have historically provided change in control benefits to our senior management to ensure that our executives worked to secure the best outcome for shareholders in the event of a possible change in control, even if it meant that they lost their jobs as a result. Those change in control and severance plans are described under the headings “Potential Payments Upon Termination or Change in Control” and “Executive Severance Plans.”

Risk Assessment. Management and our committee regularly evaluate the risks involved with our compensation programs. In November 2021, we conducted a comprehensive risk assessment after compiling an inventory of incentive plans and programs and conducting an analysis of the risk associated with each. The assessment considered factors such as the plan metrics, number of plan participants, maximum payments, and risk mitigation factors. Exequity reviewed the risk assessment and advised our committee of its comfort with the level of risk inherent in Olin’s compensation programs. Based on our committee’s review of the risk assessment and Exequity’s input, our committee concluded that it did not believe any of our compensation programs or policies create risks that are reasonably likely to have a material adverse impact on Olin. Based on this conclusion, we implemented no material changes to our compensation policies or practices after our risk assessment.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors.

Our committee considers the deductibility of long-term and annual incentive awards in structuring our executive compensation program, to the extent practical. To hire and retain highly skilled executives and remain competitive, our committee also looks at other factors.

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Code Section 409A implemented tax rules applicable to nonqualified deferred compensation arrangements, and Olin has taken steps to comply with such rules to the extent applicable.

As previously noted, Olin’s clawback policy allows recovery of stock awards and all or a portion of payments under the annual cash incentive program and performance share awards from executives who participate in the annual cash incentive or the STIP. To recover compensation, our board or our committee must determine that the executive was grossly negligent or engaged in intentional misconduct that was a “significant contributing factor” to:

(i)    a restatement of our financial statements; or

(ii)    a significant increase in the value of that executive’s incentive awards.

Amounts recovered are not included in calculating that executive’s benefits under our Supplemental CEOP, and do not trigger benefits under our severance plans. In addition, our equity plans provide that if a participant renders service to a competitor, or discloses confidential information without our consent, or violates other terms of the plan, our committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Our equity and severance plans do not provide any “gross-up” for the amount of excise tax, if any, due on “excess parachute payments” as defined under Code Section 280G. These benefits are described in more detail under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

Our stock ownership guidelines have historically required all of our executive officers and certain other senior managers to maintain specified ownership levels of our stock within five years after the guideline applies. In October 2021, our committee amended these guidelines to only apply to our Section 16b Officers. Once an officer covered by the guidelines meets his or her ownership target, such officer shall not later be deemed non-compliant solely based on a change in the share price of Olin stock. Stringent stock ownership requirements mitigate any risk that options may cause management to focus on short-term stock price movement.

Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock and restricted stock units, shares and phantom shares held in the executive’s CEOP and Supplemental CEOP accounts, and shares subject to vested stock options with an exercise price below the current market price. No unvested performance share awards are included in the determination of stock ownership.

Officer Title	Base Salary Multiple
Chairman, President and CEO	6
Executive Vice President/Senior Vice President	3
Vice President	2

All of our NEOs met the guidelines for 2021, to the extent applicable to them, based on the 365-day average price of our stock between April 1, 2020 and March 31, 2021. For the measurement period ending March 31, 2022, our stock ownership guidelines will be applicable to only executive officers.

We describe our stock ownership guidelines for directors under the heading “Director Compensation.”

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) (6) ($) (i)	Total ($) (j)
Scott M. Sutton	2021	$750,000	N/A	$4,479,480	$3,055,253	$1,725,750	$—	$94,810	$10,105,293
Chairman, President and CEO	2020	$250,000	N/A	$1,012,500	$—	$—	$—	$383,519	$1,646,019

Todd A. Slater	2021	$615,000	N/A	$934,848	$636,222	$840,750	$—	$76,563	$3,103,383
Senior Vice President and CFO	2020	$600,000	N/A	$778,901	$595,504	$142,500	$31,637	$57,028	$2,205,570
	2019	$600,000	N/A	$516,936	$636,116	$95,000	$66,263	$120,468	$2,034,783

Pat D. Dawson	2021	$695,000	N/A	$1,120,952	$764,061	$1,044,300	$—	$99,332	$3,723,645
Executive Vice President	2020	$695,000	N/A	$933,612	$714,532	$334,088	$257,389	$80,968	$3,015,589
	2019	$695,000	N/A	$621,192	$763,880	$351,198	$381,005	$136,333	$2,948,608

James A. Varilek	2021	$625,000	N/A	$1,025,736	$700,637	$973,500	$—	$82,423	$3,407,296
Executive Vice President and Chief Operating Officer	2020	$625,000	N/A	$741,801	$567,112	$206,640	$266,229	$64,639	$2,471,421
	2019	$609,997	N/A	$611,044	$605,696	$205,260	$365,644	$112,381	$2,510,022

Damian Gumpel	2021	$493,501	N/A	$1,140,824	$305,228	$637,200	$—	$59,271	$2,636,024
Vice President and President, Epoxy and Corporate Strategy	2020	$450,000	N/A	$270,536	$257,237	$82,040	$23,621	$40,447	$1,123,881
	2019	$417,124	N/A	$135,668	$50,700	$68,320	$25,450	$51,806	$749,068
_______________________
(1)Our NEOs generally do not receive payments which would be characterized as “Bonus” payments.

(2)Represents the aggregate grant date fair value of equity awards granted in that year (performance shares and restricted stock units in column (e) and options in column (f)), in each case calculated in accordance with ASC Topic 718. Please refer to Footnote 4 to the Grants of Plan-Based Awards table for a discussion of the assumptions used in these calculations. The performance share amounts in column (e) are calculated based on a payout equal to 100% of the target level for awards made in 2019, 2020 and 2021. Set forth below are the amounts that would have been included for performance share awards and total equity awards, if the grant date fair value had been based on the highest level of performance shares (for a payout equal to 200% of the target level).

NEO	2021 Performance Share / Total			2020 Performance Share / Total			2019 Performance Share / Total
Scott M. Sutton	$8,958,960	/	$8,958,960	$2,025,000	/	$2,025,000	N/A
Todd A. Slater	$1,869,696	/	$1,869,696	$1,522,337	/	$1,540,069	$1,033,872	/	$1,033,872
Pat D. Dawson	$2,241,904	/	$2,241,904	$1,825,961	/	$1,846,592	$1,242,384	/	$1,242,384
James A. Varilek	$2,051,472	/	$2,051,472	$1,446,431	/	$1,465,016	$986,088	/	$1,104,088
Damian Gumpel	$891,568	/	$1,586,608	$514,474	/	$527,773	$82,536	/	$176,936

(3)Amounts listed in this column were determined by our committee under our annual cash incentive program.

(4)Amounts reported in this column represent the total change in the present value of the pension benefits during the

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applicable year under all of our defined benefit pension plans. Pension values as of December 31, 2021 for Mr. Slater include amounts under the Qualified Plan, Supplemental Plan, and Senior Plan. Additionally, Messrs. Dawson and Varilek each participate solely in a pension equity arrangement under the Qualified Plan, Mr. Gumpel participates solely in a cash balance arrangement under the Qualified Plan, and Mr. Sutton is not eligible to participate in any of the Plans. Other than Mr. Slater, none of the NEO’s participate in the Supplemental or Senior Plans. Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes and represent changes in assumptions and the fact that each NEO is one year older, rather than any change in our NEO’s accrued pension benefit. Please see the note entitled “Pension Plans” in the notes to our audited financial statements included in our 2021 annual report on Form 10‑K for a discussion of these assumptions. The values shown in the table are due to the change of assumptions and the fact that each executive is one year older, as well as the Required NQ Plan Payments. It is not driven by any change in the retirement benefit itself, except for Messrs. Dawson, Gumpel and Varilek. The retirement benefits for Messrs. Dawson and Varilek reflect account balances based on a “pension equity” arrangement acquired from the Dow Employees’ Pension Plan (DEPP), which are then credited with interest until their assumed retirement date. As required by federal regulations, effective May 31, 2016 the rate of this credited interest changed from 8% to 6% for the DEPP pension equity account balances. The retirement benefits for Mr. Gumpel reflect an account balance based on a “personal pension account” (PPA) Cash Balance formula acquired from the Dow Employees’ Pension Plan (DEPP), which is then credited with interest until his assumed retirement date. The credited interest rate is 150 basis points plus the discount rate on 6-month Treasury Bills for the month of September of the prior plan year. To determine the change in the present value of the pension benefits under these plans, for Mr. Slater, we used age 62, the first age at which unreduced pension benefits are payable under the applicable Plans. For Messrs. Dawson, and Varilek, we used age 65, which is the retirement age at which they can receive their most valuable benefit due to the specific interest crediting features of their DEPP account balances. For Mr. Gumpel, an interest crediting rate of 4% was assumed for the accumulation of his PPA account balance arrangement to age 65 and the conversion of his account balance to a life annuity benefit.

In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit. For more information on these Plans, including the pension equity and cash balance arrangements, see the descriptions of the Plans beginning on page 49.

(5)Amounts reported in this column for 2021 are comprised of the following items:

Executive Officer	CEOP/Supplemental CEOP–Retirement Account (a)	Perquisites and other Personal Benefits (b)	Other Payments (c)	Total
Scott M. Sutton	$78,750	$1,300	$14,760	$94,810
Todd A. Slater	$75,263	$1,300	$—	$76,563
Pat D. Dawson	$98,032	$1,300	$—	$99,332
James A. Varilek	$81,123	$1,300	$—	$82,423
Damian Gumpel	$57,971	$1,300	$—	$59,271
____________________
(a)The amounts shown represent Olin’s contributions of a total of 7.5% of eligible compensation to the Retirement Account portion of the CEOP and the Supplemental CEOP.

(b)The amounts shown represent Olin’s premium payments for an excess liability insurance policy covering each NEO.

(c)Prior to becoming President and CEO of Olin on September 1, 2020, Mr. Sutton was a non-employee director on our board of directors and received compensation—including phantom stock units—as a non-employee director. For Mr. Sutton, the value in this column represents the “dividend equivalents” paid in cash in 2021 on all Olin phantom stock units in his deferred account, determined under ASC Topic 718.

(6)Mr. Sutton became President and CEO of Olin on September 1, 2020. Prior to that date, he served as a non-employee director on our board of directors and received compensation as a non-employee director. In accordance with the applicable disclosure requirements, his compensation as a director (which ended when he became an officer) is reported in the “All Other Compensation” column.

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Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Compensation Committee Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Share) (4) (k)	Grant Date Fair Value of Stock and Option Awards (5) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Scott M. Sutton	02/15/2021	02/15/2021	$—	$975,000	$1,755,000
	02/15/2021	02/15/2021				—	103,500	207,000				$4,479,480
	02/15/2021	02/15/2021								308,300	$28.99	$3,055,253

Todd A. Slater	02/15/2021	02/15/2021	$—	$475,000	$855,000
	02/15/2021	02/15/2021				—	21,600	43,200				$934,848
	02/15/2021	02/15/2021								64,200	$28.99	$636,222

Pat D. Dawson	02/15/2021	02/15/2021	$—	$590,000	$1,062,000
	02/15/2021	02/15/2021				—	25,900	51,800				$1,120,952
	02/15/2021	02/15/2021								77,100	$28.99	$764,061

James A. Varilek	02/15/2021	02/15/2021	$—	$550,000	$990,000
	02/15/2021	02/15/2021				—	23,700	47,400				$1,025,736
	02/15/2021	02/15/2021								70,700	$28.99	$700,637

Damian Gumpel	02/15/2021	02/15/2021	$—	$360,000	$648,000
	02/15/2021	02/15/2021				—	10,300	20,600				$445,784
	02/15/2021	02/15/2021								30,800	$28.99	$305,228
	12/10/2021	12/09/2021							12,000			$695,040
____________________
(1)Amounts in these columns represent the potential annual cash incentives established in early 2021. Actual amounts were determined and paid in early 2022, and are included under column (g) in the Summary Compensation Table. We discuss our annual incentive program under the heading “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation.”
(2)For all NEOs, numbers in these columns represent awards of performance shares under our Performance Share Program described below. The amounts in column (h) represent 200% of the target amounts, the maximum payout of the performance shares.
(3)Numbers in this column represents the award to Mr. Gumpel in connection with his promotion to Vice President and President, Epoxy and Corporate Strategy. See additional information under Restricted Stock on page 40.
(4)Numbers in these columns for all NEOs represent nonqualified stock options granted under our long-term incentive plans, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $28.70, while the options were granted with an option exercise price equal to the average of the high and low sale prices of our common stock on the grant date ($28.99). Option awards are awarded with an effective date at least 10 business days after our annual earnings release (February 15, 2021 for 2021 grants). The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back dating” practices.
(5)Amounts in this column (i) assume payment of performance shares at the target level and (ii) value options using the Black-Scholes value, in each case calculated for financial statement reporting purposes in accordance with ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2021 annual report on Form 10-K for additional discussion of the assumptions underlying these calculations.

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Stock Options

Annually, our committee grants options to purchase shares of our common stock to a group of key employees, including our executive officers. Additionally, our CEO has authority to grant a limited number of stock options to employees (no more than 100,000 total options or 5,000 options per employee, annually), but may not grant options to anyone who is an officer as defined in the rules under Section 16 of the Exchange Act. We describe our stock option program in more detail under the heading “Compensation Discussion and Analysis—Long‑Term Incentive (Equity) Compensation—Stock Options.” All options granted in 2021 were nonqualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options generally may be exercised within 10 years following the grant date (but the exercise period may end earlier based on the termination of the participant’s employment).

Our committee grants options with an exercise price equal to the average of the high and low prices on the grant effective date. All of our equity plans specifically prohibit repricing, and, except for certain anti‑dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants under the heading “Compensation Discussion and Analysis—Long‑Term Incentive (Equity) Compensation—Stock Options.” Our plans and our policies do not permit any “back dating” of options.

Performance Shares

Each NEO and certain other key employees received a target number of performance shares in early 2021, which vest at the end of 2023. The total number of performance shares that vest may vary between 0% and 200% of the target number, with half of the performance shares based on TSR over a three-year period compared to the TSR of the companies in the Performance Share Comparison Group and the remaining half based on our net income performance compared to the net income goal set by our committee for the same three-year period. The chart included in the discussion of performance share awards above sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock. No dividends or dividend equivalents are paid on unvested performance shares.

Restricted Stock

The LTIP allows for the award of restricted stock or restricted stock units by our committee. Our CEO also has authority to grant a limited number of restricted stock (no more than 60,000 total shares or 5,000 shares per employee, annually) but may not grant restricted stock to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act. Under our equity plan, any restricted stock awards must vest over at least three years, or vest no earlier than one year if tied to a performance objective. Our committee does not award restricted stock or restricted stock units to NEOs on any regular basis. We describe recent awards of restricted stock units to NEOs under the heading “Compensation Discussion and Analysis—Long-Term Incentive (Equity) Compensation—Restricted Stock.”

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (5)
Scott M. Sutton	—	—		—	$—	—	—	$—		103,500	$5,953,320
	—	—		—	$—	—	500,000	$28,760,000	(6)	—	$—
	—	308,300	(1)	—	$28.99	02/15/2031	—	$—		—	$—

Todd A. Slater	—	—		—	$—	—	—	$—		21,600	$1,242,432
	—	—		—	$—	—	—	$—		36,100	$2,076,472
	—	—		—	$—	—	1,040	$59,821		—	$—
	—	64,200	(1)	—	$28.99	02/15/2031	—	$—		—	$—
	54,534	109,066	(2)	—	$17.33	02/18/2030	—	$—		—	$—
	62,733	31,367	(3)	—	$26.26	02/19/2029	—	$—		—	$—
	54,000	—		—	$32.94	02/16/2028	—	$—		—	$—
	86,000	—		—	$29.75	02/10/2027	—	$—		—	$—
	92,250	—		—	$13.14	02/11/2026	—	$—		—	$—
	38,250	—		—	$27.40	02/12/2025	—	$—		—	$—
	16,000	—		—	$27.65	05/04/2024	—	$—		—	$—
	9,000	—		—	$25.57	02/09/2024	—	$—		—	$—

Pat D. Dawson	—	—		—	$—	—	—	$—		25,900	$1,489,768
	—	—		—	$—	—	—	$—		43,300	$2,490,616
	—	—		—	$—	—	1,210	$69,599		—	$—
	—	77,100	(1)	—	$28.99	02/15/2031	—	$—		—	$—
	—	130,866	(2)	—	$17.33	02/18/2030	—	$—		—	$—
	75,333	37,667	(3)	—	$26.26	02/19/2029	—	$—		—	$—
	69,000	—		—	$32.94	02/16/2028	—	$—		—	$—
	139,000	—		—	$29.75	02/10/2027	—	$—		—	$—

James A. Varilek	—	—		—	$—	—	—	$—		23,700	$1,363,224
	—	—		—	$—	—	—	$—		34,300	$1,972,936
	—	—		—	$—	—	6,090	$350,297		—	$—
	—	70,700	(1)	—	$28.99	02/15/2031	—	$—		—	$—
	51,934	103,866	(2)	—	$17.33	02/18/2030	—	$—		—	$—
	—	29,867	(3)	—	$26.26	02/19/2029	—	$—		—	$—
	46,000	—		—	$32.94	02/16/2028	—	$—		—	$—

Damian Gumpel	—	—		—	$—	—	—	$—		10,300	$592,456
	—	—		—	$—	—	—	$—		12,200	$701,744
	—	—		—	$—	—	16,780	$965,186		—	$—
	—	30,800	(1)	—	$28.99	02/15/2031	—	$—		—	$—
	18,434	36,866	(2)	—	$17.33	02/18/2030	—	$—		—	$—
	5,000	2,500	(3)	—	$26.26	02/19/2029	—	$—		—	$—
	5,000	—		—	$32.94	02/16/2028	—	$—		—	$—
	7,600	—		—	$29.75	02/10/2027	—	$—		—	$—
	8,800	—		—	$13.14	02/11/2026	—	$—		—	$—
____________________
(1)The options vest in three annual equal installments beginning February 15, 2022.

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(2)The options vest in three annual equal installments beginning February 18, 2021 so the first installment has vested.

(3)The options vest in three annual equal installments beginning February 19, 2020, so the first two installments have vested.

(4)Represents the entire value of all unvested restricted stock based on the December 31, 2021, closing price of our common stock of $57.52.

(5)Represents the entire value of all unvested performance share awards based on the December 31, 2021 closing price of our common stock of $57.52. Vested shares will be paid approximately half in cash and half in stock.

(6)For Mr. Sutton’s award, represents achievement during 2021 of the maximum value (200% of target) of the performance share award granted in conjunction with his employment, valued based on the December 31, 2021, closing price of our common stock of $57.52, which is subject only to satisfaction of the remaining time-based vesting condition applicable to his award.

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Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d) (2)	Value Realized on Vesting ($) (e) (3)
Scott M. Sutton	—	$—	—	$—
Todd A. Slater	18,250	$457,798	2,158	$62,560
Pat D. Dawson	236,434	$8,546,454	2,734	$79,259
James A. Varilek	196,983	$6,136,350	1,870	$54,211
Damian Gumpel	—	$—	143	$4,146
____________________
(1)The amounts in column (c) above represent the difference between the closing market price of the underlying shares on the exercise date and the option exercise price, multiplied by the number of shares subject to the option exercise.

(2)The shares listed in column (d) above represent performance shares paid in March 2021 (vested based on our performance for the three years ended December 31, 2020), under a performance award made in early 2018.

(3)Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 31, 2020 ($24.84), and dollar amounts listed in column (e) above for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of February 15, 2021, the date the shares were issued ($28.99).

Pension Benefits

The following table shows the present value of the benefits under the Qualified Plan as of December 31, 2021, for each NEO. The present values are calculated using:

•for Mr. Slater, the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions) for the three highest years out of the last 10 years of employment through December 31, 2007;

•for Mr. Slater, years of creditable service as of December 31, 2007;

•for Messrs. Dawson and Varilek, DEPP account balances as of October 5, 2015, credited with 8% annual interest until May 31, 2016, and 6% from June 1, 2016, until assumed retirement date;

•for Mr. Gumpel, DEPP account balance as of December 31, 2015, credited with annual interest until assumed retirement date;

•age 62 for Mr. Slater, the first age at which unreduced pension benefits are payable to him, age 65 for Messrs. Dawson, Gumpel, and Varilek, the retirement age at which they can receive their most valuable benefit due to the interest crediting feature of their DEPP account balances; and

•the assumptions we used for financial reporting as of December 31, 2021, including a 2.9% single effective rate (in lieu of a discount rate) for the Qualified Plan, a 2.5% single effective rate for the Supplemental Plan, a 1.875% single effective rate for the Senior Plan, and the PRI-2012 Blue Collar Mortality Tables for Annuitants and Employees, with the Social Security Administration—2021 Intermediate Cost Projections Mortality Improvement Scale.
Please see the item entitled “Pension Plans—Pension Plan Assumptions” in the notes to our audited financial statements included in our 2021 annual report on Form 10-K for a discussion of these assumptions.

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Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c) (1)	Present Value of Accumulated Benefit ($) (d) (2)	Payments During Last Fiscal Year ($) (e)
Scott M. Sutton (3)	N/A	N/A	N/A	$—
Todd A. Slater (4)	Qualified Plan	5.00	$206,670	$—
	Supplemental Plan	5.00	$33,344	$—
	Senior Plan	2.58	$—	$—
Pat D. Dawson	Qualified Plan	35.10	$2,775,723	$—
James A. Varilek	Qualified Plan	33.20	$2,542,171	$—
Damian Gumpel	Qualified Plan	6.30	$98,269	$—
____________________
(1)The amounts in the DEPP for Messrs. Dawson, Gumpel and Varilek were rolled into the Qualified Plan at the time of the Acquisition and their benefit accruals were frozen at that time. For Mr. Slater, benefit accruals were frozen under all three plans effective December 31, 2007. Employment after that date continues to count toward meeting service and age requirements for vesting and early retirement. Participation in the Qualified Plan generally began when the executive was hired. All of the participating NEOs have met the requirements for vesting.

(2)Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. The executive may instead elect payment of benefits under any of the available payment forms under these plans, including payments for the executive’s life (which we sometimes refer to as a “single life annuity”) or payments continuing after the executive’s death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election. For the legacy DEPP benefits the qualified joint & survivor annuity for married participants is 50% joint & survivorship benefit.

(3)Mr. Sutton is not eligible to participate in the Qualified Plan.

(4)All accrued benefits under the Supplemental Plan and Senior Plan were paid out in connection with the required payments made in 2015 to participants in connection with our October 2015 acquisition of the U.S. chlor alkali and vinyl, global chlorinated organics and global epoxy business of Dow (such acquisition, the Acquisition; such payments, the Required NQ Plan Payments). At the time of the Acquisition, Mr. Slater had not reached retirement age, so he has a residual benefit under these plans.

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As part of our ongoing evaluation of benefit plans, in 2005, we amended the Qualified Plan to close participation, so that salaried employees hired on or after January 1, 2005, are not eligible for the Qualified Plan. Benefits accrued by most salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007, and benefits for former Dow employees were assumed by the Qualified Plan and frozen on October 5, 2015, but continue to accrue interest. Participants accrued benefits until the applicable freeze date, which was based on applicable years of service and eligible compensation through that date. Service after the applicable freeze date will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after the date the plan was frozen will similarly not count toward the determination of the pension benefit amounts under these plans.

As described above, previously accrued benefits under the Supplemental and Senior plans were required to be paid as part of the Required NQ Plan Payments in connection with the Acquisition. Mr. Slater, who was not yet retirement‑eligible at the time of the Acquisition, may become eligible upon early retirement for an early retirement benefit (offset by the value of the accrued benefit paid as part of the Required NQ Plan Payments). In addition, in connection with the Acquisition, the Qualified Plan is now responsible for certain Dow‑related frozen benefits described below for which the Qualified Plan received certain assets from the applicable Dow pension plans. We describe the terms of our retirement plans in more detail in the narrative discussion below.

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Qualified Plan

As part of our benefits program, we offered defined benefit retirement benefits to salaried employees hired before January 1, 2005 through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last 10 years the individual was employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignores compensation in excess of a legally‑imposed cap (which for 2007, the last year of benefit accruals, was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation during the relevant period multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least five years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions. None of the NEOs other than Mr. Slater are eligible for this legacy Olin pension benefit; but, Messrs. Dawson, and Varilek participate in the Pension Equity arrangement and Mr. Gumpel participates in the Cash Balance arrangement, as described below.

In conjunction with the Acquisition, the Qualified Plan assumed responsibility for certain Dow‑related frozen benefits. Specifically, nearly all frozen benefits transferred to the Qualified Plan are associated with two benefit formulae—Pension Equity and Cash Balance—eligibility for which is typically determined by the individual participant’s hire date at Dow. The Pension Equity benefit, in which Messrs. Dawson and Varilek participate, provides a frozen account balance that grows with interest until retirement (which can commence upon separation from Olin), at which time it is converted into a monthly pension benefit. The Cash Balance benefit, in which Mr. Gumpel participates, also provides a frozen account balance that grows with interest (at a different rate) until separation from Olin, at which point the participant can elect an immediate annuity, a deferred annuity or a lump sum.

In lieu of benefits that had been provided under the Qualified Plan, at the time participation was frozen in 2005, the CEOP was amended to add a Defined Contribution Retirement Account to help ensure that our benefits program would remain competitive. Depending on the participant’s age, we generally contribute 5% or 7.5% of eligible compensation to that Defined Contribution Retirement Account.

Supplemental and Senior Plans

The Supplemental and Senior Plans are frozen unfunded, nonqualified deferred compensation plans for select management employees and those at specified compensation levels.

The Supplemental Plan both restores benefits limited by the Code and provides benefits on certain compensation excluded from coverage under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced by the amount payable under the Qualified Plan. Early retirement benefits have similar eligibility and use the same reduction factors as the Qualified Plan.

Under the Senior Plan, participating employees who were Section 16(b) Officers selected by our committee prior to the freeze date receive pension benefits generally equal to 3% of the executive’s average eligible compensation (not subject to the Code and other Qualified Plan limits) multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan, less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Senior Plan benefits are further reduced by 50% of the employee’s primary Social Security benefit. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse, generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

As noted above, previously accrued benefits in the Supplemental and Senior Plans were required to be paid to participants as part of the Required NQ Plan Payments in connection with the Acquisition. At the time of the Acquisition,

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Mr. Slater had not reached retirement age and so he has a residual benefit under these plans for his early retirement allowance. None of the other NEO’s participate in these plans.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan until age 65 by paying at least the same premium as active salaried employees. When the average per capita cost for our health plan exceeds $10,000, the retiree also must pay the amount by which our average per capita cost for the health plan exceeds $10,000. On the first day of the month in which they become 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for a Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan, but make no contributions if a retiree chooses to participate in another plan. Olin made the decision to discontinue providing retiree health insurance benefits for salaried employees hired after November 23, 2009, so Messrs. Sutton, Dawson, Varilek and Gumpel are not eligible for this benefit.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our Supplemental CEOP for each of our NEOs for 2021:

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Scott M. Sutton	$32,200	$48,300	$35	$—	$80,535
Todd A. Slater	$32,500	$44,813	$771,752	$—	$1,398,596
Pat D. Dawson	$28,350	$67,582	$757,482	$—	$1,383,782
James A. Varilek	$33,500	$50,673	$538,670	$—	$1,001,294
Damian Gumpel	$14,245	$27,521	$152,166	$—	$300,886
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(1)Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.

(2)Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent company matching contributions and retirement account contributions to the participants’ Supplemental CEOP.

In addition to our CEOP, discussed under the heading “What We Pay and Why: Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees eligible to participate in the CEOP whose contributions are limited under the Code because their base pay exceeds the Code’s compensation limit ($290,000 for 2021). These employees can make pre‑tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contribution credits from Olin at the same level Olin matches CEOP contributions. In addition, Olin provides the same retirement contribution credits to the Supplemental CEOP as under the CEOP (5% or 7.5%, depending on the employee’s age) on the amount of the excess eligible compensation. For these purposes, eligible compensation generally includes base compensation and short‑term incentive compensation but excludes long‑term incentive compensation.

Employees may elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest‑bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest‑bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90‑day commercial paper at the end of the last quarter plus 10 basis points, or (ii) such other rate as our board or committee (or any delegate thereof) selects in advance from time to time. Distributions are paid in cash, in a lump sum or in annual installments for up to 15 years after retirement, at the employee’s election. The shares of phantom stock are valued at the average daily closing price of our common stock on the NYSE for the month before the distribution. Distributions from the interest‑bearing fund equal

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the dollar value of the participant’s account (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments payable upon termination of employment generally may not be paid in the first six months after retirement.

Potential Payments Upon Termination or Change in Control
Our Executive Severance Plans provide our NEOs with compensation in the event of a termination of employment or a change in control of Olin. The following tables show estimated compensation payable to each NEO who was employed on December 31, 2021, upon various triggering events (assuming the event occurred on December 31, 2021). Actual amounts can only be determined upon the triggering event. The table below reflects the terms of the programs in effect at the end of 2021, described under the heading “Executive Severance Plans.”

Named Executive Officer	Quit/Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Scott M. Sutton (1)
Compensation:
Severance (6)	$—	N/A	$2,700,000	N/A	$6,150,000
Equity Awards (7)	$1,964,596	N/A	$30,724,596	N/A	$—
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$43,509,119
Benefits and Perquisites: (9)
Qualified Plan (10)	N/A	N/A	N/A	N/A	N/A
Supplemental CEOP	$80,535	N/A	$80,535	$80,535	$80,535
Life Insurance Premiums	$—	N/A	$1,415	$—	$4,245
Outplacement Services	$—	N/A	$40,000	$—	$40,000
TOTAL	$2,045,131	N/A	$33,546,546	$80,535	$49,783,899

Todd A. Slater (1)
Compensation:
Severance (6)	$—	N/A	$1,565,000	N/A	$2,655,000
Equity Awards (7)	$17,109,957	N/A	$17,109,957	N/A	$15,248,898
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$10,574,246
Benefits and Perquisites: (9)
Senior and Supplemental Plans (10)	$77,579	N/A	$77,579	$60,579	$95,398
Qualified Plan (10)	$222,764	N/A	$222,764	$222,764	$222,764
Supplemental CEOP	$1,398,596	N/A	$1,398,596	$1,398,596	$1,398,596
Life Insurance Premiums	$—	N/A	$1,161	$—	$2,322
Outplacement Services	$—	N/A	$40,000	$—	$40,000
TOTAL	$18,808,896	N/A	$20,415,057	$1,681,939	$30,237,224

Pat D. Dawson (1)
Compensation:
Severance (6)	$—	N/A	$1,875,000	N/A	$3,160,000
Equity Awards (7)	$11,786,021	N/A	$11,786,021	N/A	$9,556,086
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$12,686,621
Benefits and Perquisites: (9)
Qualified Plan (10)	$3,128,726	N/A	$3,128,726	$3,128,726	$3,128,726
Supplemental CEOP	$1,383,782	N/A	$1,383,782	$1,383,782	$1,383,782
Life Insurance Premiums	$—	N/A	$1,312	$—	$2,624
Outplacement Services	$—	N/A	$40,000	$—	$40,000
TOTAL	$16,298,529	N/A	$18,214,841	$4,512,508	$29,957,839

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James A. Varilek (1)
Compensation:
Severance (6)	$—	N/A	$1,725,000	N/A	$2,900,000
Equity Awards (7)	$4,270,803	N/A	$4,270,803	N/A	$2,436,375
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$10,811,545
Benefits and Perquisites: (9)
Qualified Plan (10)	$2,640,885	N/A	$2,640,885	$2,640,885	$2,640,885
Supplemental CEOP	$1,001,294	N/A	$1,001,294	$1,001,294	$1,001,294
Life Insurance Premiums	$—	N/A	$1,180	$—	$2,360
Outplacement Services	$—	N/A	$40,000	$—	$40,000
TOTAL	$7,912,982	N/A	$9,679,162	$3,642,179	$19,832,459

Damian Gumpel (1)
Compensation:
Severance (6)	$—	N/A	$1,245,000	N/A	$2,130,000
Equity Awards (7)	$2,441,494	N/A	$2,441,494	N/A	$1,730,950
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$3,962,799
Benefits and Perquisites: (9)
Qualified Plan (10)	$75,697	N/A	$75,697	$75,697	$75,697
Supplemental CEOP	$300,886	N/A	$300,886	$300,886	$300,886
Life Insurance Premiums	$—	N/A	$932	$—	$1,864
Outplacement Services	$—	N/A	$40,000	$—	$40,000
TOTAL	$2,818,077	N/A	$4,104,009	$376,583	$8,242,196
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(1)Amounts in the tables assume an annual base salary at the level in effect on December 31, 2021.

(2)Mr. Slater is not yet eligible for normal retirement but is eligible for early retirement and amounts reported under the “Quit/Early Retirement” column reflect amounts they would receive upon early retirement. Messrs. Dawson, Gumpel, and Varilek are each eligible to receive benefits based on their account balances at termination, so all amounts reflect immediate commencement of benefits. Mr. Sutton is not eligible to receive benefits under the Qualified Plan.

(3)As of December 31, 2021, under the Plans then in effect, an executive whose employment terminates in connection with the sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of the termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the original term of the option.

(4)Olin generally may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) commits a felony or fraud in the course of his or her employment; or (iv) willfully breaches Olin’s Code of Conduct.

(5)Amounts for all NEOs represent the full amounts they would receive under the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers (CIC Severance Plan) without any tax gross-up from Olin (or any “best net” reduction, as described in more detail under the heading “Executive Severance Plans”). Benefits listed for the Senior Plan and Supplemental Plan (collectively, the “defined benefit plans”) and the Supplemental CEOP would be payable immediately upon a change in control (as defined under these plans). However, because our NEOs are specified employees as defined in Code Section 409A, benefits may not be paid in the first six months after retirement but will be paid in a lump sum as soon as practicable thereafter. The benefits reported represent the present value of the benefits under the defined benefit plans on December 31, 2021 and the market value of the phantom investments in the Supplemental CEOP account. Footnote 8 describes the treatment of equity awards upon a change in control.

(6)For our NEOs, severance payments for a termination without “cause” equal base salary plus the participant’s target bonus opportunity under the STIP. For terminations occurring during or after the second quarter of the calendar year of the qualifying termination, the participant will be entitled to receive a payout of their current year bonus,

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determined by multiplying the average actual payout (as a percentage of the annual STIP target) for all participants in the STIP in the same organization unit by a fraction, the numerator of which is the number of full weeks in the calendar year prior to the qualifying termination and the denominator of which is 52. In the event of a change in control, our NEOs’ severance payments would be determined in the same manner as described above, except that under the CIC Severance Plan, Mr. Sutton would receive three times the calculated severance value and the other NEOs would receive a multiple of two times the calculated severance value.

(7)For performance shares vested as of December 31, 2021, but not paid as of that date, the amount of the vested performance shares is included. All unvested performance shares vest on a change in control and are paid in cash at the target level. An executive whose employment terminates for “cause” or without our consent does not receive any unvested performance awards. Generally, we have assumed payouts at the target amount of unvested performance shares. For Mr. Sutton, however, the value in the column labeled “Termination by Olin without Cause” reflects the maximum aggregate payout of unvested performance shares based on actual achievement of the performance metrics applicable to his performance share awards as of December 31, 2021. Under the performance share program, an executive whose employment terminates as the result of disability or retirement receives a pro rata share of unvested performance share awards (based on actual Olin performance for the full performance period and the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. In the event of an executive’s death before performance shares have vested, his estate receives a pro rata share of his target award in cash. Our committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.

(8)Amounts in this line represent a cash payout of all stock options and performance shares that were not vested as of December 31, 2021. Under equity plans and severance plans (a) all performance share awards vest at target level and are paid upon a change in control (as defined for these awards), and (b) all restricted stock awards and options remain outstanding and accelerate and vest upon a change in control only if the acquirer does not assume or replace those equity awards or there is a termination of employment without “cause” or a constructive termination within three years after the change in control. Constructive termination occurs when the executive terminates his or her employment (after appropriate notice and an opportunity to cure) because (i) the executive is required to relocate by more than fifty miles; (ii) the executive’s base salary is reduced or is not increased on a basis consistent with the salary system for executive officers in place before the change in control; (iii) the employer fails to maintain the executive’s incentive compensation plans or health, welfare and retirement plans on substantially the terms in effect prior to the change in control; or (iv) the executive is assigned duties inconsistent with the executive’s position prior to the change in control, or (v) the employer takes actions that result in a diminution of the executive’s responsibilities or a substantial reduction in resources to carry out his duties.

(9)Unused vacation for the current year is paid to all salaried employees who leave Olin and is therefore not included in this table. Medical benefits are provided to all salaried employees hired prior to November 23, 2009, who are eligible for early retirement. Under our severance policy, Mr. Sutton and our other NEOs would be eligible for healthcare coverage while receiving severance payments in the event of a termination without “cause.” In the event of a change in control, Mr. Sutton would be eligible for healthcare coverage for 36 months at an estimated cost of $52,000 and our other NEOs would be eligible for healthcare coverage for 24 months at an estimated cost of $35,000.

(10)An executive may elect payment of benefits in any of the available payment forms under the defined benefit plans. Under the Supplemental Plan applicable only to Mr. Slater and the Qualified Plan, benefit payments are reduced on an actuarial basis, if the executive elects a form of payment other than a lifetime annuity. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit. The executive may also elect to receive benefits from the Senior Plan and the Supplemental Plan in the form of a lump sum. Any amount payable upon termination of employment is paid six months after termination to comply with Code limitations. Except with respect to a change in control, the benefits reported for the Senior Plan and Supplemental Plan include six months of payments in recognition of the deferral of the commencement of benefits required by Code Section 409A.

In the event of a change in control, each executive participating in the relevant plan receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after tax benefit he or she would have received under the plans. The amounts in the

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table represent this lump sum cash payment. As noted above, Mr. Sutton is not eligible to participate in these Plans.

The benefit amounts reported in each of the columns above assume a 50% joint and survivorship benefit. If the participating executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive
	Quit/Early Retirement (2)	Normal Retirement	Termination Without Cause (3)	Termination for Cause (4)	Change in Control (5)
Scott M. Sutton	N/A	N/A	N/A	N/A	N/A
Todd A. Slater
Qualified Plan	$14,680	$14,680	$12,279	$14,680	$12,279
Supplemental Plan	$2,909	$—	$2,909	$2,909	$2,909
Senior Plan	$—	$—	$—	$—	$—
Pat D. Dawson
Qualified Plan	$191,301	$195,053	$191,301	$191,301	$191,301
James A. Varilek
Qualified Plan	$164,932	$183,909	$164,932	$164,932	$164,932
Damian Gumpel
Qualified Plan	$3,564	$10,966	$3,564	$3,564	$3,564

Payments Upon Disability
If the employment of a NEO terminates in connection with a disability, he would receive disability benefits equal to 60% of base salary until the executive is no longer disabled or elects to take early retirement or reaches the age of 65 (except in the case of an employee who is over age 61 at the time the disability occurs). If the disability occurs after age 61, the maximum benefit duration extends from 12-60 months depending on the executive’s age. All NEOs have elected the 60% level of coverage.

Executive Severance Plans

Executive Severance Plans. We have two Executive Severance Plans, both of which cover any officer of Olin who is subject to the reporting rules under Section 16 of the Exchange Act, including all of our NEOs: the Olin Corporation Severance Plan for Section 16(b) Officers (Severance Plan) and the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers (CIC Severance Plan). We refer to the Severance Plan and CIC Severance Plan as the Executive Severance Plans.

The Severance Plan provides payments and benefits to our NEOs and other covered executives in the event of certain qualifying terminations of their employment (other than in connection with a change in control of Olin) and the CIC Severance Plan provides payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of Olin. In adopting the Executive Severance Plans, it was our intention to provide security to our senior executives in the event of a loss of employment generally consistent with the arrangements provided by our peer companies.

Under the Severance Plan, if the executive’s employment is terminated by Olin without “cause” (other than in connection with a change in control of Olin), the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)an amount equal to the sum of (i) the executive’s annual base salary and (ii) the executive’s target annual cash incentive opportunity for the year of termination, payable in twelve equal monthly installments;
(2)if the termination occurs in the last three quarters of the year, a pro-rated annual cash incentive payment for the year of termination based on Olin’s actual performance and payable at such time such incentive payments are payable to other employees of Olin;

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(3)the continuation of medical, dental and life insurance benefits for the executive and his or her dependents for a period of twelve months at active employee rates under the applicable Olin plans or programs; and

(4)outplacement services for a period of up to twelve months.

Payments and benefits under the CIC Severance Plan are “double trigger”, which means they are paid only if (i) there is a change in control of Olin and (ii) the executive’s employment is terminated by Olin without “cause” or the executive resigns for “good reason,” in either case, upon or within two years following the change in control. If this occurs, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)an amount equal to two times (or three times in the case of Mr. Sutton) the sum of (i) the executive’s annual base salary and (ii) the executive’s target annual cash incentive opportunity for the year of termination, payable in a lump sum;

(2)if the termination occurs in the last three quarters of the year, a pro-rated annual cash incentive payment for the year of termination based on the executive’s target annual cash incentive opportunity for the year of termination, payable in a lump sum;

(3)the continuation of medical, dental and life insurance benefits for the executive and his or her dependents for a period of twenty-four months (or thirty-six months in the case of Mr. Sutton) at active employee rates under the applicable Olin plans or programs; and

(4)outplacement services for a period of up to twelve months.

Such severance payments and benefits under the Executive Severance Plans are not available if the executive’s employment is terminated for “cause” by Olin, or terminates due to death or “disability”. Except as provided under the CIC Severance Plan for resignations due to “good reason,” an executive is not eligible for severance payments and benefits due to voluntary termination of employment by the executive.

The provisions of our equity plans similarly require a “double trigger” (change in control and termination without “cause” or for “good reason” within two years of the change in control) for early vesting of all equity awards, other than performance shares and awards the acquirer fails to assume or replace. Performance shares vest automatically upon a change in control with or without a termination of employment, and are paid at target levels. If the other equity awards (options and restricted stock awards) are not assumed by the acquirer or replaced with equivalent benefits, these equity awards also vest upon the change in control, with or without termination of employment.
The Executive Severance Plans contain an extensive definition of “change in control”, but generally a change in control occurs if:

(1)a person or entity acquires beneficial ownership (as defined in the Exchange Act) of 20% or more of our common stock unless (a) the acquiring party is Olin, our subsidiaries or our benefit plans, an underwriter holding the shares temporarily for an offering, or a group that includes the executive who is a participant in the CIC severance plan or an entity that such executive controls, (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin repurchasing its stock or (c) the acquisition is directly from Olin;

(2)a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, unless such new member became a director pursuant to an actual or threatened proxy contest or similar dispute);

(3)we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless, immediately following such transaction, (a) our shareholders own a majority of the voting interest of Olin or its successor (in approximately the same ratios as before the transaction) and (b) neither of the events described in items (1) or (2) above has occurred for Olin or its successor; provided that a transaction that would otherwise constitute a change in control under this item (3) will not be considered a change in control if: (i) at least a majority of our board members immediately before the transaction remain as board members after the transaction, (ii) at least 75% of our executive officers immediately before the transaction remain as executive officers after the transaction, and our board members at the time of approval of the transaction

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determine in good faith that such executive officers are expected to remain as executive officers for a significant period after the transaction, and (iii) 2/3 of such board members determine that the transaction shall not be deemed to be a change in control; or

(4)our shareholders approve a plan of complete liquidation or dissolution of Olin.

All payments and other benefits under the Executive Severance Plans are subject to the executive’s execution and non-revocation of, and continued compliance with, a separation release agreement. The separation release agreement includes a general release of all claims against Olin and the executive’s compliance with restrictive covenants provided under the Executive Severance Plans, including ongoing non-disparagement requirements with respect to Olin and certain non-competition and non-solicitation covenants during the executive’s severance period. The executive, regardless of the circumstances of the executive’s termination of employment, would also be prohibited from disclosing our trade secrets and other confidential information.

If payments and benefits under the CIC Severance Plan to an executive would constitute an “excess parachute payment” under Code Section 280G and subject the executive to golden parachute excise taxes under Code Section 4999, the CIC Severance Plan utilizes a “best net after-tax” payment approach which reduces the executive’s payments and benefits to an amount that results in the greatest after-tax benefit for the executive, taking into account any such excise tax and any applicable federal, state and local taxes. The Executive Severance Plans and our equity plans do not provide for any excise tax gross-up benefit to any executive.

Treatment of Equity Awards Under Plans

Retirement. When an employee retires:

•vested stock options may be exercised for the remaining option term;

•vested but unpaid performance shares will be paid as specified in the performance share program; and

•the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid.

Our committee has discretion to waive vesting periods for stock options, restricted stock and restricted stock units.
Change in Control. As noted above, our various equity plans provide that options and restricted stock awards vest upon a change in control (as defined in the Executive Severance Plans) only if there is also a termination of employment or constructive termination, or the acquiring company fails to assume these awards or substitute equivalent awards. Outstanding performance shares vest and are paid upon a change in control. The plans do not include excise tax gross-up provisions.

Pension Plans

Qualified Plan. The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

•a person or entity acquires control of 20% or more of our common stock;

•a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board);

•all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own a majority of the voting interest of the new company; or

•our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan and Senior Plan. In the event of a change in control (defined in a manner compliant with

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Code Section 409A), we must pay a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan and the Senior Plan. Those payments would be based on benefits accrued as of the change in control. Benefits were frozen at the end of 2007, although continued employment counts toward years of service for vesting and early retirement eligibility. As described above, payments of amounts accrued through October 5, 2015, were made under these two plans in 2015, and only a residual benefit for an early retirement allowance for Mr. Slater remains payable in the future.

PAY RATIO DISCLOSURE

As required by applicable law and SEC regulation, we calculated a reasonable estimate of the ratio of the combined annual total compensation of Scott M. Sutton, our Chairman, President and CEO, compared to that of our median employee in 2021.

Based on the information described below, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 108 to 1.

We used the same median employee for the pay ratio calculation in 2021 as in 2020. There was no significant change in our employee population or in the median employee’s compensation arrangement or other material change during those years that would significantly affect our pay ratio calculation. We identified our median employee for the 2020 pay ratio analysis using the methodology and the material assumptions, adjustments, and estimates described below.

Employee Population and Compensation. As of December 31, 2020, our global employee population consisted of 8,325 individuals working at Olin and its consolidated subsidiaries. This includes 7,077 US employees. As of December 31, 2021, our global employee population consisted of 7,750 individuals working at Olin and its consolidated subsidiaries. This includes 6,555 U.S. employees.

Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees.
•Base salary and overtime pay—the fixed portion of compensation, paid without regard to financial or operational performance.

•Annual cash bonus/variable compensation plans—the variable portion of compensation, paid with regard to financial, operational, and individual performance.

•Other benefit programs, such as health insurance and retirement plan contributions, depending on the practices and laws of the country of employment, and for certain employees, equity awards.

Adjustment and Assumptions. In determining the median employee in 2020, we applied the allowed “de minimis” exception to exclude 386 employees in the following countries: China (139); Brazil (115); South Korea (37); Australia (31); Netherlands (21); Mexico (9); Japan (9); Hong Kong (5); Taiwan (5); Russia (3); Singapore (3); Thailand (3); India (3); Denmark (1); Turkey (1) and South Africa (1). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded.

We selected gross earnings (unreduced by any pre-tax medical or other benefits in the U.S.) as the appropriate measure of compensation and applied the same measure for employees in non-U.S. countries. This approach allowed us to include all elements of compensation while simplifying the process of gathering the relevant information. It also allowed us to reasonably compare compensation for North American employees and that of employees in multiple international locations. We obtained the information for our non-North American-based employees from information maintained by a third party payroll processing provider in each country.

We considered gross earnings for all of our employees (other than those non-U.S. employees excluded under the “de minimis” exemption described above), during the 12-month period ended December 31, 2021—our fiscal year. We did not make cost-of-living adjustments and did not annualize compensation of employees hired during 2021.

In calculating employee compensation of non-U.S. employees, we averaged the month-end exchange rates for each month in 2021 and applied this average exchange rate to the relevant foreign currencies to convert compensation to U.S. dollars.

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Median Employee. Using the methodology described, we determined that the “median employee” for the 12-month period ended December 31, 2020, was a full-time, hourly Production Group Leader in the Winchester division, working in the U.S. As noted above, we used 2020 gross earnings to identify this employee as our median employee.

For the 12-month period ended December 31, 2021, the median employee had gross earnings (wages and overtime pay) of approximately $81,867. We determined the annual total compensation of this “median employee” by calculating the elements of 2021 compensation in accordance with the requirements that apply to the Summary Compensation Table for our NEOs on page 43. This resulted in annual total compensation of $93,832.

For the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our Summary Compensation Table on page 43.

DIRECTOR COMPENSATION

In 2021, our compensation package for non-employee directors consisted of:
•an annual retainer of $120,000, of which at least $40,000 must be taken in shares of common stock or, at the director’s election, credited as phantom stock units in the director’s deferred stock account. Beginning in 2022, the annual retainer will be $140,000, of which at least $40,000 must be taken in shares of common stock or credited as phantom stock units in the director’s deferred stock account;

•phantom stock units with an aggregate fair market value equal to $115,000 on the valuation date, rounded to the nearest 100 shares which are credited to the director’s deferred stock account;

•a $30,000 annual fee for the Lead Director;

•a $15,000 annual fee for the chairs of the Directors and Corporate Governance Committee and Operating Improvement Committee, a $20,000 annual fee for the chair of the Compensation Committee, and a $25,000 annual fee for the chair of the Audit Committee. In 2021, the annual chair fee for the Operating Improvement Committee was not paid because employee director Scott Sutton was the chair. The Operating Improvement Committee was dissolved by the Board on July 22, 2021;

•reimbursement for expenses incurred in the performance of their duties as directors;

•participation in a charitable gift program, where we make a 50% matching contribution (up to a total of $5,000 per year) for the director’s gifts to charities that meet the requirements of Code Section 501(c)(3); and

•director liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

Fair market value for determining the number of shares included in all phantom stock and common stock awards described above is equal to the average of the high and low sale prices of our common stock on March 1 of the applicable year or the first day in March on which the NYSE is open for trading. Beginning in 2022, the valuation date will be May 1 of the applicable year or the first day in May on which the NYSE is open for trading.

Each of Olin’s non-employee directors participates in the Directors Plan, under which the common stock and phantom stock amounts are paid. In addition to the phantom stock units which must be deferred, a director may elect to defer other portions of his or her compensation (cash and/or shares of common stock) as phantom stock units.

The following table shows all cash, stock retainers and compensation received at the director’s election in the form of common stock or phantom stock units, and other compensation we paid to each of our non-employee directors during 2021. Each of the directors listed below served for the entire year except for Mr. Smith who retired from our Board on April 22, 2021, Messrs. Benoist, Hauptfuhrer, and O’Connor who resigned from our Board effective September 27, 2021, and Messrs. Darnall and Will who were elected to our Board on September 30, 2021.

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Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	Option Awards ($) (d)	Non-equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compen- sation (3) ($) (g)	Total ($) (h)
Heidi S. Alderman	$80,000	$155,961	N/A	N/A	N/A	$13,790	$249,751
Beverley A. Babcock	$105,000	$155,961	N/A	N/A	N/A	$17,139	$278,100
Gray G. Benoist	$80,000	$155,961	N/A	N/A	N/A	$24,582	$260,543
C. Robert Bunch	$—	$255,991	N/A	N/A	N/A	$29,239	$285,230
Matthew S. Darnall	$—	$261,355	N/A	N/A	N/A	$—	$261,355
Scott D. Ferguson	$80,000	$115,956	N/A	N/A	N/A	$7,840	$203,796
W. Barnes Hauptfuhrer	$80,000	$155,961	N/A	N/A	N/A	$5,700	$241,661
John M. B. O’Connor	$40,000	$195,966	N/A	N/A	N/A	$17,965	$253,931
Earl L. Shipp	$80,000	$155,961	N/A	N/A	N/A	$24,587	$260,548
Vincent J. Smith	$80,000	$155,961	N/A	N/A	N/A	$5,260	$241,221
William H. Weideman	$110,000	$155,961	N/A	N/A	N/A	$29,240	$295,201
W. Anthony Will	$—	$261,355	N/A	N/A	N/A	$—	$261,355
Carol A. Williams	$95,000	$155,961	N/A	N/A	N/A	$33,505	$284,466
____________________
(1)In 2021, Messrs. Bunch, Darnall, O’Connor and Will elected to receive all or a portion of their compensation in common stock and/or deferred phantom stock units credited to their respective deferred stock accounts under the Directors Plan. The fair value of their compensation received in the form of common stock or phantom stock units is included in Column (c). Mr. Bunch elected to receive his $80,000 annual cash retainer and his $20,000 Compensation Committee chair fee in common stock; Mr. O’Connor elected to have one-half of his $80,000 annual cash retainer deferred as phantom stock units to his deferred stock account; and Messrs. Darnall and Will, who joined Olin’s Board on September 30, 2021, elected to defer all of their prorated compensation as phantom stock units in their respective deferred stock accounts.

(2)This column represents the grant date fair value of 2021 stock awards to directors and the portions of their compensation that the directors elected under the Directors Plan to be paid in common stock or deferred as phantom stock units, calculated in accordance with ASC Topic 718. See table below. Mr. Ferguson waived his right to receive the $40,000 annual retainer stock grant. The following table lists the phantom stock units held by each director in his or her deferred stock account at December 31, 2021 rounded to the nearest whole share.

Name	Total Deferred Stock Account Balance (in Shares) (*)
Heidi S. Alderman	18,448
Beverley A. Babcock	19,509
Gray G. Benoist	26,909
C. Robert Bunch	31,199
Matthew S. Darnall	4,274
Scott D. Ferguson	10,700
W. Barnes Hauptfuhrer	—
John M. B. O’Connor	—
Earl L. Shipp	31,950
Vincent J. Smith	—
William H. Weideman	31,200
W. Anthony Will	4,274
Carol A. Williams	36,686

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____________________
(*) Total includes stock awards that must be deferred in phantom stock units, additional compensation that a director elects to defer in phantom stock units, and dividend equivalents on phantom stock units held in the deferred stock account. Following their departure from our Board in 2021, Messrs. Smith, Hauptfuhrer and O’Connor received the full balance of their respective deferred stock accounts, totaling 29,900 shares, 10,700 shares and 31,763 shares, respectively. Upon his departure from our Board in 2021, Mr. Benoist received a portion of his deferred stock account balance (6,704.04 shares), with the remainder to be paid in annual installments through 2025.

(3)Consists of (i) the fair value of “dividend equivalents” paid to directors in 2021 on all Olin phantom stock units in their respective deferred accounts, determined under ASC Topic 718, and (ii) amounts we contributed in 2021 to charities on behalf of directors under our matching charitable gifts program available to all employees and directors, as follows:

Name	Dividend Equivalents Paid on Deferred Stock Units (*)	Charitable Gift Matching Contributions
Heidi S. Alderman	$13,790	$—
Beverley A. Babcock	$14,639	$2,500
Gray G. Benoist	$24,582	$—
C. Robert Bunch	$24,239	$5,000
Matthew S. Darnall	$—	$—
Scott D. Ferguson	$7,840	$—
W. Barnes Hauptfuhrer	$5,700	$—
John M. B. O’Connor	$17,965	$—
Earl L. Shipp	$24,587	$—
Vincent J. Smith	$5,260	$—
William H. Weideman	$24,240	$5,000
W. Anthony Will	$—	$—
Carol A. Williams	$28,505	$5,000
_______________________
(*) Differences in the amounts shown above among directors for dividend equivalents reflect the number of shares held as deferred stock units. Messrs. Benoist and Shipp elected to receive their dividend equivalents in 2021 in the form of additional deferred stock units, while the other directors elected to receive the dividend equivalent payments in cash. Messrs. Will and Darnall did not have any phantom stock units in their deferred accounts prior to any records dates in 2021. Does not include perquisites and other personal benefits which did not exceed, in the aggregate, $10,000 for any director.

The Compensation Committee of our Board is responsible for reviewing and establishing the compensation of our non-employee directors which is externally competitive and designed to align the interests of the directors with our shareholders. In discharging this responsibility, the Compensation Committee considers recommendations from Exequity. All stock-based compensation for our directors is governed by the Directors Plan. The annual stock grant, retainer stock grant and cash retainer are paid for the 12-month period running from May 1 to April 30, with payments made on or about March 1 or the first day in March on which the NYSE is open for trading. Beginning in 2022, payments will be made on May 1 or the first day in May on which the NYSE is open for trading.

Under the Directors Plan, directors may choose to receive common stock instead of cash for any portion of their compensation. Directors may also elect to defer payments (cash or stock). We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash upon the director leaving our Board, or at one or more later dates selected by the director. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•a person or group acquires 40% or more of our assets, 30% or more of our stock, or a majority of the market value or voting power of our stock, or

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•a majority of our board members are not endorsed by the directors in office at the time of election.

We have stock ownership guidelines for our non-employee directors where each such director is expected to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. Messrs. Darnall and Will joined our Board on September 30, 2021 and we anticipate they will meet the ownership requirements in a timely manner. All of our other current non-employee directors met these guidelines and are in compliance with these guidelines as of the date of this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s 2021 annual report on Form 10-K and Proxy Statement for the 2022 annual meeting of shareholders.

C. Robert Bunch, Chairman Heidi S. Alderman Scott D. Ferguson W. Anthony Will
February 22, 2022

ITEM 2—PROPOSAL TO CONDUCT AN ADVISORY VOTE TO
APPROVE THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Following the advisory vote on the frequency of a shareholder vote on executive compensation at our 2017 annual meeting, our Board decided to continue with the annual advisory vote by shareholders to approve the compensation for our NEOs.

You are being asked to cast an advisory vote on approval of the compensation of our NEOs at the 2022 annual meeting. This proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Exchange Act. The proposal gives you the opportunity, on an advisory vote basis, to approve or not approve the compensation of our NEOs through the following resolution:

“RESOLVED, that the compensation paid to the Olin named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure set forth in the proxy statement for Olin’s 2022 annual meeting, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on our Board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. Our Compensation Committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval
Approval of this proposal requires that more votes be cast FOR this proposal than are cast AGAINST this proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast on this proposal and will not have any effect on the result of the vote.
Our Board recommends a vote FOR approval of this resolution.

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ITEM 3—PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG was our independent registered public accounting firm for 2021 and 2020. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2021		2020
Nature of Service	$	%	$	%
Audit Fees (1)	$3,980	100%	$4,730	100%
Audit Related Fees	—	—	—	—
Tax Fees
Tax Compliance	—	—	—	—
Tax Consultation and Planning	—	—	—	—
All Other Fees	—	—	—	—
	$3,980	100%	$4,730	100%
____________________
(1)Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC, including registration statements filed in 2020.

Our Audit Committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by our Audit Committee. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s Audit Committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•The annual budget for all such services will be submitted to our Committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•At each subsequent Audit Committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•Any services not detailed in the budget or on the list of specific pre-approved services must be approved by our Committee. In the event that approval is needed for a service in advance of a regularly scheduled Audit Committee meeting, our Committee chair is authorized to approve the service and report such approval to the other Committee members at the next regularly scheduled Committee meeting.
In 2021, our Audit Committee pre-approved all audit and non-audit services.
Who has our Audit Committee selected as Olin’s independent registered public accounting firm for 2022?
Olin’s Audit Committee is solely responsible for hiring and compensating Olin’s independent registered public accounting firm. After considering KPMG’s 2021 performance and the fees proposed for their preliminary audit plan for 2022, our Committee has selected KPMG as our independent registered public accounting firm for 2022.
Is a shareholder vote required to approve Olin’s independent registered public accounting firm?
Neither Virginia law nor Olin’s Bylaws require Olin to submit this matter to the shareholders at our annual meeting. However, our Board and Audit Committee chose to submit it to the shareholders to ascertain their views.

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Will I have an opportunity to hear from KPMG and ask them questions?
We expect representatives of KPMG to be present at our annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Vote Required for Ratification
To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2022 the votes cast FOR this proposal must exceed the votes cast AGAINST this proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast on this proposal and will not have any effect on the result of the vote.
If the shareholders’ ratification vote does not support our Audit Committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2022, our Audit Committee will take the vote into consideration in making next year’s selection.
Our Board recommends a vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2022.

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Olin™

Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL, SIMPLY COMPLETE THE ITEMS BELOW.
SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1a. Heidi S. Alderman	☐	☐	☐	1f. Earl L. Shipp	☐	☐	☐
1b. Beverley A. Babcock	☐	☐	☐	1g. Scott M. Sutton	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1c. C. Robert Bunch	☐	☐	☐	1h. William H. Weideman	☐	☐	☐
1d. Matthew S. Darnall	☐	☐	☐	1i. W. Anthony Will	☐	☐	☐
1e. Scott D. Ferguson	☐	☐	☐	1j. Carol A. Williams	☐	☐	☐

2. Advisory vote to approve named executive officer compensation. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE LISTED NOMINEES AND "FOR" ITEMS 2 AND 3. SHOULD ANY NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY OUR BOARD OF DIRECTORS.

☐ Please mark this box if you plan to attend the meeting.

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

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ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 28, 2022
8:00 a.m. Central Time

If you plan to attend the Annual Meeting, please mark the box on the proxy and bring this card, which will serve as your Admission Card, to the meeting.

proxy

This proxy is solicited by our Board of Directors for use at the Annual Meeting on April 28, 2022.

The shares of Olin common stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan ("CEOP"). If you are a participant and have shares of Olin common stock allocated to your CEOP account, please read the Trustee's Authorization below regarding voting of those shares.

This proxy when properly executed will be voted in the manner you have directed. If no choice is specified, the proxy will be voted "FOR" each of the listed nominees and "FOR" Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint SCOTT M. SUTTON and DANA C. O'BRIEN, and each of them with full power of substitution, to act and vote all shares of Olin Corporation that the undersigned is entitled to vote on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on April 28, 2022 at 8:00 a.m. Central Time and all adjournments or postponements thereof.

Trustee's Authorization: You may direct Voya Institutional Trust Company, as Trustee of the CEOP, how to vote the shares of Olin common stock allocated to your CEOP account on the three matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or submitting your voting instructions online or by telephone. The Trustee will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are **received** via mail, online or by telephone before 11:59 p.m. Eastern Time on April 25, 2022. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

Vote Online, by Telephone or Mail

Your online or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ONLINE
www.proxypush.com/oln

Vote your proxy until 11:59 p.m. (ET) on April 27, 2022. CEOP participants may vote until 11:59 p.m. on April 25, 2022.

PHONE
1-866-883-3382

Use a telephone to vote your proxy until 11:59 p.m. (ET) on April 27, 2022. CEOP participants may vote until 11:59 p.m. (ET) on April 25, 2022.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope submitted in time to be received by April 27, 2022. CEOP participants' proxy cards must be **received** by April 25, 2022.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.